Exhibit 2.4

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

BASIC CARE NETWORKS, INC.

HEALTH PLUS MANAGEMENT SERVICES, L.L.C.,

and

STUART BLUMBERG

Dated November 18, 2005

MEMBERSHIP INTEREST PURCHASE AGREEMENT

MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) dated November 18, 2005, by and among BASIC CARE NETWORKS, INC., a Delaware corporation (the “Purchaser”), HEALTH PLUS MANAGEMENT SERVICES, LLC, a New York limited liability company (the “Company”), and STUART BLUMBERG (“Blumberg” or the “Principal”).

W I T N E S S E T H :

WHEREAS, the Principal owns 100% of the issued and outstanding membership interests (the “Membership Interests”) of HEALTH PLUS MANAGEMENT SERVICES, LLC, a New York limited liability company;

WHEREAS, the Company acquired certain assets pursuant to an Asset Purchase Agreement dated July 28, 2005 (“Fonar Agreement”) among the Company, Health Management Corporation of America, Dynamic Health Management, Inc., and Fonar Corporation, on July 28, 2005 (the “Acquisition Date”).

WHEREAS, the Company is a party to various management agreements (the “Management Agreements”) with medical clinics formed as professional corporations, including Island South Physical Medicine & Rehabilitation, P.C. (“Long Island Rehabilitation”), Physical Medicine & Rehabilitation of New York, P.C. (“New York Rehabilitation”), Sports Medicine & Spine Rehabilitation, P.C. (formerly known as Central Island Physical Medicine & Rehabilitation, P.C.) (“Sports & Spine Rehabilitation”), and Perry Physical Medicine and Rehabilitation, P.C. (“Perry Rehabilitation”) (together, Long Island Rehabilitation, New York Rehabilitation, Sports & Spine Rehabilitation, and Perry Rehabilitation are hereinafter sometimes referred to as the “P.C.s”);

WHEREAS, pursuant to the Management Agreements, the Company provides physician practice management services to the P.C.s (the “Business”);

WHEREAS, the Principal desires to sell, and the Purchaser desires to purchase, 100% of said Membership Interests (the “Purchased Interests”) pursuant to the provisions of this Agreement;

WHEREAS, simultaneously with the closing of the purchase and sale of the Purchased Interests, the Purchaser and the Company shall execute and deliver an Amended and Restated Operating Agreement of the Company (the “Operating Agreement”);

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

ARTICLE I
SALE OF THE PURCHASED INTERESTS

Section 1.1 Sale of the Purchased Interests. Subject to the terms and conditions of this Agreement, the Principal agrees to sell, assign, transfer and deliver to the Purchaser on the Closing Date (as defined in Section 2.3), and the Purchaser agrees to purchase from the Principal on the Closing Date, the Purchased Interests.

ARTICLE II
PURCHASE PRICE AND CLOSING

Section 2.1 Purchase Price. Subject to the terms of this Agreement, as full consideration for the sale, assignment, transfer and delivery of the Purchased Interests and the execution and delivery of the agreements referenced herein, the Purchaser shall deliver to Principal the following aggregate consideration of (the “Purchase Price”):

(a) TWELVE MILLION, THIRTY-TWO THOUSAND, THREE HUNDRED AND FIFTY-SIX DOLLARS ($12,032,356) (the “Unadjusted Closing Cash Amount”), less an amount equal to the accrued employee bonus compensation payable by the Company, in an amount to be determined by the Principal, on behalf of the Company, on or prior to the Closing Date (the “Employee Bonus Amount”), which Employee Bonus Amount shall be an assumed liability of the Purchaser hereunder (the Unadjusted Closing Cash Amount, less the Employee Bonus Amount, shall be referred to herein as the “Closing Cash Amount”). At the Closing, the Principal shall inform the Purchaser of the specific amount of the Employee Bonus Amount, which shall be paid by the Purchaser in accordance with instructions provided by the Principal at or prior to the Closing.

(b) The Closing Cash Amount shall be paid by the Purchaser at the Closing as follows: (i) first, to Health Management Corporation of America (“HMCA”), an amount equal to all principal and accrued interest, if any, owed by the Company under that certain promissory note, dated July 28, 2005 between the Company, as Maker, and HMCA, as Payee (the “HMCA Note Amount”), by wire transfer of immediately available U.S. funds, to an account designated in writing by HCMA at or prior to the Closing; and (ii) second, to Principal, an amount equal to the Closing Cash Amount, less the HMCA Note Amount, by wire transfer of immediately available U.S. funds, to an account designated in writing by Principal at or prior to the Closing.

(c) In addition to the foregoing, and subject to the remaining terms of this subparagraph, a promissory note (the “Promissory Note”) will be issued (if applicable) on or prior to July 31, 2006 in the form attached as Exhibit I in the principal amount equal to: three (3) times the excess, if any, of (i) Adjusted EBITDA for the annualized period of July 28, 2005 through June 30, 2006 (unaudited) (the “Annualized Earn-Out Period”), over (ii) Two Million, Nine Hundred and Eighty-Three Thousand, Eighty-Nine Dollars ($2,983,089) (the “Base Year Amount”); provided, however that notwithstanding the foregoing, the principal amount of the Promissory Note to be issued hereunder shall not exceed $2,000,000; and provided, further, that the Employee Bonus Amount shall not be considered as an expense to be taken into account in determining Adjusted EBITDA (and thus shall be added back to reach Adjusted EBITDA) in all determinations of Adjusted EBITDA under this Agreement and all other agreements entered into in connection with the transactions contemplated hereby. For clarity, the parties acknowledge that (i) if Adjusted EBITDA for the Annualized Earn-Out Period does not exceed the Base Year Amount, no Promissory Note shall be issued pursuant to this Section, and (ii) if, for example, Adjusted EBITDA for the Annualized Earn-Out Period exceeds the Base Year Amount by $500,000, the Promissory Note shall be issued in the principal face amount of $1,500,000 (i.e., $500,000 x 3 = $1,500,000).

(d) The parties acknowledge and agree that, in the event the Promissory Note is issued but not paid, or in the event the Purchaser commits a material default under the Promissory Note which is not cured within the applicable cure period, and in addition to any of the remedies available to the Company and Principal, including, without limitation, any action for breach hereunder and under the Promissory Note, (i) the Non-Competition Agreement between Principal and the Company shall automatically terminate and be of no further force or effect, and (ii) at Principal’s option, the Consulting Agreement between Principal and the Company shall automatically terminate and be of no further force or effect, in which event Principal shall give the Company written notice of such termination.

Upon issuance of the Promissory Note, interest on unpaid principal under the Promissory Note shall accrue at the simple rate of six percent (6%) per annum from and after the date of issuance. Any and all accrued interest under the Promissory Note shall be due and payable six (6) months after the date of issuance of the Promissory Note, with the remainder of all outstanding accrued interest and principal under the Promissory Note due and payable eleven (11) months after the date of issuance of said Promissory Note, but no later than June 30, 2007. For purposes of this Agreement, “Adjusted EBITDA” shall mean earnings of the Purchaser derived from the P.C.s before taxes, interest, depreciation and amortization, determined in accordance with GAAP on an accrual basis by the Company’s independent auditor, adjusted as follows:

(1)
neither the proceeds from nor any dividends or refunds with respect to, nor any increases in the cash surrender value of, any life insurance policy under which the Purchaser or the P.C.s, is the named beneficiary or is otherwise entitled to recovery, shall be included as income, and the premium expense related to any such life insurance policy shall not be treated as an expense;

(2)	the Employee Bonus Amount shall not be treated as an expense, and thus shall be added back to reach Adjusted EBITDA; and

(3)
any extraordinary or unusual gains or losses and any gains or losses from the sale of any capital assets used by the Purchaser or the P.C.s or any subsidiary thereof in its operations during the applicable twelve-month periods under comparison (as opposed to assets acquired in the ordinary course of the business of the Purchaser, the P.C.s and its subsidiaries for resale or other disposition) shall be excluded from income.

Section 2.2 Payment of the Purchase Price. Payment of the Purchase Price shall be made by the Purchaser in cash by direct wire transfer (in U.S. Dollars) to the account of the Principal set forth on Schedule 2.2, or such other account as the Principal may direct by written notice to the Purchaser given pursuant to this Agreement.

Section 2.3 Closing. The closing (“Closing”) of such sale and purchase shall take place at the offices of Garfunkel, Wild & Travis, P.C. located at 111 Great Neck Road, Great Neck, NY 11021, as soon as practicable following the closing of the firm commitment underwritten initial public offering of the Purchaser (the “Offering Date”), or at such other time and place as the parties may agree upon in writing (such time and date is herein called the “Closing Date”). Notwithstanding the foregoing or anything to the contrary contained herein, in the event that (i) Principal is unable, after using its good faith best efforts for a period of at least thirty (30) days after the Offering Date, to satisfy any of the conditions precedent required to be satisfied by Principal before Closing hereunder, Purchaser’s sole remedy shall be either to waive such condition and proceed with Closing, or to terminate this Agreement without cost or penalty to the Principal, or (ii) Purchaser is unable, after using its good faith best efforts for a period of at least thirty (30) days after the Offering Date, to satisfy any of the conditions precedent required to be satisfied by Purchaser before Closing hereunder, Principal’s sole remedy shall be either to waive such condition and proceed with Closing, or to terminate this Agreement without cost or penalty to the Purchaser.

Section 2.4 Closing Deliverables. At the Closing:

(a)
Assignment of Membership Interests. Principal shall deliver to the Purchaser: (i) an Assignment of Membership Interests duly executed by the Principal in the form attached as Exhibit A, (ii) an officer’s certificate in the form of Exhibit E attaching a true and correct copy of the Company’s Operating Agreement and Articles of Organization, and (iii) all items to be delivered pursuant to the closing conditions set forth in Articles V and VI hereof.

(b)	Payment of Consideration for the Purchased Interests. Purchaser shall pay the Closing Cash Amount as provided in Section 2.1.

(c)
Consulting Agreement with Entity Formed by Stuart Blumberg. Purchaser and an entity to be formed by Stuart Blumberg (“Newco”) will enter into a five (5) year consulting agreement in the form of Exhibit F hereto (the “Newco Consulting Agreement”), with respect to consulting services to be provided by Newco after the Closing.

Section 2.5 Accounting Procedures. The amount of the Promissory Note to be issued pursuant to Section 2.1(b) hereof shall be determined in accordance with the following procedure:

(a)
The Company’s independent auditors (the “Accountants”) shall prepare in accordance with GAAP, and deliver to the Company, a report containing a computation of Adjusted EBITDA under Section 2.1, within 90 days following the completion of the 2005 calendar year, and within 45 days after the completion of the twelve month period ending June 30, 2006 (each, a “Report of Accountants”). The Company shall promptly deliver, or cause to be delivered, a copy of each such Report of Accountants to the Principal.

(b)
Either party shall have thirty (30) days following receipt of a Report of Accountants to dispute any computations made therein, by delivery of a written notice to the other party hereto, which notice shall include an explanation of the basis for such dispute. If after such thirty (30) day period neither party receives written notice of a dispute, the Report of Accountants shall thereupon be deemed final and binding on the parties.

(c)
If the Company and the Principal reconcile their differences, the applicable Adjusted EBITDA for the relevant time period shall be adjusted accordingly and shall thereupon become binding, final and conclusive upon agreement in writing by the parties, and shall be enforceable in a court of law. If the Company and the Principal are unable to reconcile their differences in writing within 20 days after written notice is delivered to the other party (the “Reconciliation Period”), the items in dispute shall be submitted to a mutually acceptable accounting firm (other than the Accountants) (the “Independent Auditors”) for final determination, and the calculation of applicable Adjusted EBITDA for the relevant time period shall be deemed adjusted in accordance with the determination of the Independent Auditors and shall become binding, final and conclusive upon all of the parties hereto and enforceable in a court of law. The Independent Auditors shall consider only the items in dispute and shall be instructed to act within 20 days (or such longer period as the parties hereto may agree) to resolve all items in dispute. In the event the parties are unable to agree on a mutually acceptable accounting firm within thirty (30) days of the expiration of the Reconciliation Period, the matter shall be submitted to the courts of the State of New York, County of Nassau, which the parties agree shall have the exclusive right to appoint the accounting firm on behalf of the parties.

(d)	Notwithstanding any provision in this Agreement to the contrary, nothing in this Agreement shall require the Company to restate its audited financial statements.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL

The Principal represents and warrants to the Purchaser, subject to such exceptions as are specifically disclosed in the disclosure schedule furnished in connection with this Article III (“Disclosure Schedule”), as follows:

Section 3.1 Organization and Standing of the Company. The Company is a limited liability company duly formed, validly existing and in good standing under the law of the State of New York, and has all requisite limited liability company power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.

Section 3.2 Authorization. The execution and delivery of this Agreement and the sale and all other transactions contemplated hereby have been duly authorized by all necessary action on the part of the Principal and the Company. Except as set forth on Schedule 3.2, no consents are necessary to authorize the transactions contemplated hereby under any contract, indenture or other agreement to which the Principal or Company is a party or by which they are bound.

Section 3.3 Qualification. The Company is not required to qualify as a foreign entity authorized to do business in any jurisdiction in which it is not so qualified where such failure to qualify would have a material adverse effect on the Business and assets of the Company.

Section 3.4 Subsidiaries. The Company has no subsidiaries and does not own any stock or other equity interest in any corporation, limited liability company, partnership or other entity.

Section 3.5 Financial Statements. The Principal has or shall use its best efforts to deliver to the Purchaser:

(a)
internal management report balance sheets for the Business as at December 31, 2002, December 31, 2003 and December 31, 2004, and an interim internal management report balance sheet for the Business as at September 30, 2005 (the “Balance Sheet Date”);

(b)
internal management report income statements for the Business for the one-year periods ending December 31, 2002, December 31, 2003 and December 31, 2004, and an interim internal management report income statement for the Business as at September 30, 2005;

(c)	Exhibit B regarding certain the Company’s accounts and notes receivable as at September 30, 2005, and as of the Closing Date;

(d)
The Principal shall cause the Company to deliver, if and when available not later than March 31, 2006 (unless the Closing shall have occurred prior to such date), an audited balance sheet, statement of income, and cash flows of the Company for the year ended December 31, 2005; and

(e)
Statement of capital accounts reflecting all changes in the capital account or accounts of the Company from inception through (i) the date hereof, and (ii) the date of the Closing, attached as Exhibit C.

All financial statements, schedules, Exhibits and items referred to above are, or will be when delivered, complete and correct in all material respects, prepared in accordance with generally accepted accounting principles consistently followed throughout the periods indicated, fairly present or will when delivered fairly present, the financial position of as at the respective dates indicated and the results of its operations for the periods indicated, and disclose all liabilities required to be disclosed, contingent or otherwise, as at said dates. No such material liabilities are past due and no penalty or interest is payable with respect to any such liabilities. Except as set forth in such financial statements or this Agreement, there are no other liabilities of the Company.

Section 3.6 Absence of Certain Changes. Since the Acquisition Date, there has not been:

(a)
any change in the Business, condition (financial or otherwise), assets or liabilities of the Company, whether or not covered by insurance and whether or not arising from transactions in the ordinary course of business, which, individually or in the aggregate, has been materially adverse;

(b)	any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the Business or prospects of the Company or any of the assets and properties of the Company;

(c)
any increase in the compensation, pensions or other benefits payable or to become payable by the Company to any of its employees who are or will be performing services at the facilities to be operated by the P.C.s or any bonus payment or arrangement made to or with any thereof other than those which are consistent with past practices and have been disclosed in writing to the Purchaser;

(d)	any event or condition of any character materially and adversely affecting the Business of the Company; and

(e)	the operations and Business of the Company has been conducted in all respects only in the ordinary course and substantially in the manner in which they have been conducted since Acquisition Date.

Section 3.7 Tax Returns and Payments. All tax returns and reports of the Company required by law to be filed have been duly filed, and all taxes, assessments, fees and other governmental charges upon any properties, assets, income or franchises of any such entity or for which any such entity is otherwise liable, which are due and payable (“Tax” or “Taxes”) have been paid, other than those presently payable without penalty or interest and which have been disclosed in writing to the Purchaser. The charges, accruals and reserves on the books of the Company and the entities with which they are consolidated for Tax reporting purposes with respect to Taxes for all fiscal periods are adequate and the Company and Principal are not aware of any actual or proposed Tax assessment for any fiscal period or of any basis therefor other than as so reflected on the books and records of the Company. No extension of time for the assessment of deficiencies in any federal or state Tax has been requested of or granted by the Company. The Company and the Principal (as a member) shall file or cause to be filed when due (or as may be extended) the Federal, State and local income Tax returns for the Company and the Principal for all periods up to the Closing Date, shall pay all Taxes, interest and penalties as may be due for such periods and shall be entitled to any refunds for any such periods up to the Closing Date.

Section 3.8 Real Property. The Company does not own any real property. Schedule 3.8 attached hereto contains a summary description of all leases of any real property held by the Company and used by it in the conduct of the Business. The Principal and/or the Company has delivered to the Purchaser complete and correct copies of all currently effective leases for real property. Except as set forth on Schedule 3.8, all of such leases are valid and subsisting and none of them is in default. No toxic, medically hazardous or radioactive materials are used in or produced by any such operations and no such materials are disposed of or stored on any properties leased or used in such operations other than medical waste and x-ray materials which are produced or used in the ordinary conduct of the P.C.s’ medical practices and which are used, stored and disposed of in accordance with applicable laws and regulations.

Section 3.9 Personal Property. All personal properties and assets used in the conduct of the Business are owned by the Company and are listed in Schedule 3.9(a) hereto (the “Assets”). The Company has good and marketable title to each of said items of personal property and assets, in each case subject to no mortgage, pledge, lien, conditional sale agreement, encumbrance or charge, except as set forth in Schedule 3.9(b). None of said personal properties or assets is held by the Company as lessee under or subject to any lease or as conditional vendee under any conditional sale or other title retention agreement, except as set forth in Schedule 3.9(b). All accounts and notes receivable of the Company on the schedule of accounts and notes receivable attached hereto as Exhibit B represent valid and binding obligations as of the date of signing this Agreement and are stated and reserved against in accordance with generally accepted accounting principles and historical experience. All inventory and supplies are usable on a normal basis in the existing Business. There have been no acquisitions or dispositions of any inventory or supplies since the Acquisition Date except in the ordinary course of business. The Assets constitute all of the properties and assets used by Principal in connection with the operation of the Business and, include all of the properties and assets necessary to operate the Business as it has been operated prior to the date hereof.

Section 3.10 Energy and Materials. The Company has not received any notice or other communication, whether formal or informal, from any supplier of gas, oil or electric power or of supplies or other materials used in its Business or operations to the effect that any such energy source, supplies or material will become unavailable to an extent which might impair the continued conduct of its Business or operations at the greater of their current or historic levels.

Section 3.11 Insurance. The insurance policies currently maintained by or for the benefit of the Company are listed on Schedule 3.11 hereto, and will be fully paid for the period up to the Closing Date.

Section 3.12 Disclosure. Neither this Agreement nor any certificate, list or other instrument purporting to disclose facts germane to the Business or the Principal delivered or to be delivered to the Purchaser by or on behalf of the Principal pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact. To the best of the Company’s knowledge, there is no fact directly related to the Business which materially and adversely affects the Business, properties, operations, condition or prospects, financial or otherwise, of such Business, which has not been set forth in this Agreement or in the other documents, certificates and statements already furnished to Purchaser by or on behalf of the Principal in connection with the transactions contemplated hereby.

Section 3.13 Contracts. With the exception of those contracts and commitments listed or referred to in Schedule 3.13, the Company is not a party to or bound by any contract or commitment, whether written or oral relating to the Business, other than orders and commitments for the purchase or sale of supplies or services entered into in the ordinary course of business not involving commitments singly or in the aggregate of more than Five Thousand United States Dollars ($5,000) (the “Agreements”). The Company has delivered to the Purchaser complete and correct copies of all Agreements. The Company has complied with all the provisions of such Agreements and is not in default under any of the terms thereof. No amounts owing by the Company under any of such Agreements is past due.

Section 3.14 Names, Copyrights, Patents, Trademarks, Et Cetera. The names or designations, trademarks, trade names, copyrights, patents and other statutory rights used by the Company in the Business are listed in Schedule 3.14 and are valid and in good standing and are owned or held by the Company without any known or suspected conflict with the rights of others. The Company has all franchises, permits, licenses and other authority as is necessary to enable it to conduct its Business as it is now being conducted, and is not in default under any of such franchises, permits, licenses or other authority. To the best knowledge of the Company and the Principal, the Company possesses all trademarks, trademark rights, trade names, trade name rights, copyrights, patents, patent rights and other statutory rights necessary for it to conduct the Business as now being conducted, without conflict with any valid rights of others. The Company has not licensed any other person to use, or to have access to for any reason, any such rights owned or possessed by the Company relating to the Business.

Section 3.15 Compliance with Law and Government Regulations. To the best knowledge of the Company and the Principal, the Company and Principal are in compliance with all applicable statutes, regulations, decrees, orders, restrictions, guidelines and standards, imposed by the United States of America, New York State and any other state, county, municipality or agency of any thereof, and any foreign country or government to which they or any of its operations may be subject, in respect of the conduct of its Business as currently and historically conducted and the ownership and operation of its respective properties.

Section 3.16 Compensation. Attached hereto as Schedule 3.16 is a true and complete list of all persons employed by the Company at the facilities to be operated by the P.C.s, specifying the rate of compensation (including bonuses and commissions, if any) and position held by each such person.

Section 3.17 Employee Stock Ownership Plan, Pension and Profit-Sharing Obligations. The Company has delivered to the Purchaser complete and correct copies or descriptions of, and any publications relating to, employee profit-sharing, incentive, current or future pensions, retirement pay or other obligations for deferred compensation applicable to persons employed by the Company at the facilities to be used by the P.C.s, whether or not such obligations are of a legally binding nature or in the nature of informal understandings, including, without limitation, any Employee Stock Ownership Plan and Trust (“ESOP”). A list of all such plans is attached hereto as Schedule 3.17. None of said plans has incurred any “accumulated funding deficiency” as such term is defined in Section 302 of the Employee Retirement Income Security Act of 1974, as amended (whether or not such deficiency is being waived).

Section 3.18 Employee Benefit Plans. The Company has delivered to the Purchaser complete and correct descriptions of, and any publications of any employee benefit plans, other than those referred to in Section 3.17 above, applicable to persons employed by the Company at the facilities to be used by the P.C.s including but not limited to health insurance plans. A list of such employee benefit plans is attached hereto as Schedule 3.18.

Section 3.19 Labor Contracts, Et Cetera. The Company is not a party to any collective bargaining or other labor union contract applicable to any persons employed by the Company. The Company and Principal do not know of any activities or proceedings of any labor union (or representatives thereof) to organize any employees of the Company, or of any threats of strikes or work stoppages by any employees of the Company.

Section 3.20 Litigation. Except as set forth on Schedule 3.20, there is no litigation, arbitration, proceeding or investigation pending, or to the Company or Principal’s knowledge, threatened, which in their reasonable opinion might, either individually or collectively, result in any material adverse change in the Business or condition (financial or otherwise) of the Company’s Business or in any of its properties or assets used therein, or in any material liability on the part of the Company in respect thereof, or in any material change in the methods of doing Business of the Company, or which questions the validity of this Agreement or of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement and, to the Company and Principal’s knowledge, there is no basis for any such litigation, arbitration, condemnation, proceeding or investigation.

Section 3.21 Compliance with Other Instruments, Et Cetera. Neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereby will result in any violation, or be in conflict with any term, of the certificate of formation or Operating Agreement of the Company, any member or securityholder agreement or other governing agreement or document applicable to the Company, or any material obligation of the Principal. The Principal hereby warrants that the consummation of the transactions contemplated hereby will not result in any violation, termination of, default under, or be in conflict with any contract or other instrument to which the Company or Principal is a party, or by which they are otherwise bound.

Section 3.22 No Broker. Neither the Principal nor the Company have employed any finder, broker, agent or other intermediary in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby. The Principal shall indemnify the Purchaser and hold it harmless against all liabilities, expenses, costs, losses and claims, if any, arising from the employment by, or services rendered to, the Company (or any allegation of any such employment by, or services rendered to, any of them) of any finder, broker, agent or other intermediary in such connection.

Section 3.23 Financial Position of Certain P.C.s. The Principal represents, warrants and covenants to the Purchaser that through the payroll payment date of February 28, 2006, each of Perry Rehabilitation, Long Island Rehabilitation and Sports & Spine Rehabilitation shall have sufficient funds on hand to pay its payroll in a timely manner (including for the purpose of such calculation, collections received through February 28, 2006 and excluding other expenses outside of the ordinary course of business and the management fees due under the Management Agreement), and that there shall be no need for Purchaser to advance any funds to any such P.C. for such purpose. In the event that the Purchaser does have to advance such funds to any such P.C. for such purpose, the aggregate amount of any such advances shall be repaid by Principal.

Section 3.24 No Default. The Company and Principal have not breached any material term of, nor has any material default occurred (or is occurring) under the Fonar Agreement and agreements related thereto, including the Assigned Agreements under the Fonar Agreement, the Security Agreement, and the Note (as such terms are defined in the Fonar Agreement).

Section 3.25 Equity Ownership; No Options or Restrictions. The Principal owns of record and has valid title to 100% of the Membership Interests of the Company. There are no outstanding subscriptions, options, warrants, rights (including “phantom equity rights”), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any equity or ownership or proprietary interest of the Company, or which grants any Person other than the Principal the right to share in the earnings of the Company. The Principal owns of record and beneficially has valid title to the Purchased Interests, and such ownership is free and clear of all Liens. There are no outstanding subscriptions, options, rights, warrants, calls, commitments or arrangements of any kind to acquire any of the Purchased Interests and there are no agreements or understandings with respect to the sale or transfer of any of the Purchased Interests. There is no suit, action, claim, or to the Company’s knowledge, investigation or inquiry, by any Governmental or Regulatory Authority, and no legal, administrative or arbitration proceeding pending or, to the knowledge of the Principal, threatened against the Company or any of the Purchased Interests, with respect to the execution, delivery and performance of this Agreement or the transactions contemplated hereby or any other agreement entered into by the Company in connection with the transactions contemplated hereby or thereby.

Section 3.26 No Changes Since Balance Sheet Date. From the Balance Sheet Date through the date hereof, except as specifically stated on Schedule 3.26, the Company has not (i) incurred any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except in the ordinary course of business, (ii) permitted any of its assets to be subjected to any Lien, (iii) sold, transferred or otherwise disposed of any assets except in the ordinary course of business, (iv) made any capital expenditure or commitment therefor which individually or in the aggregate exceeded $25,000; (v) redeemed, purchased or otherwise acquired any shares of its capital or membership interests, (vi) made any bonus or profit sharing distribution, (vii) increased or prepaid its indebtedness for borrowed money, except current borrowings under credit lines listed on Schedule 3.26, or made any loan to any Person other than to any employee for normal travel and expense advances, (viii) wrote down the value of any work-in-process, or wrote off as uncollectible any notes or accounts receivable, except write-downs and write-offs in the ordinary course of business, none of which individually or in the aggregate, were material to the Company, (ix) granted any increase in the rate of wages, salaries, bonuses or other remuneration of any employee who, whether as a result of such increase or prior thereto, received aggregate compensation from the Company at an annual rate of $50,000 or more, except in the ordinary course of business, (x) entered into any employment or exclusive consulting agreement which is not cancelable by the Company without penalty or other financial obligation within 30 days, (xi) canceled or waived any claims or rights of material value, (xii) made any change in any method of accounting procedures, (xiii) otherwise conducted the Company’s Business or entered into any transaction, except in the usual and ordinary manner and in the ordinary course of its business, (xiv) amended or terminated any agreement which is material to the Business, (xv) renewed, extended or modified any lease of real property or any lease of personal property, except in the ordinary course of business or as set forth on Schedule 3.26(xv) hereto, or (xvi)  agreed, whether or not in writing, to do any of the actions set forth in any of the above clauses.

Section 3.27 Repayment of Loans. Except as set forth on Schedule 3.27, the Company has not incurred any indebtedness to the Principal, and any such indebtedness shall be repaid by the Company on or before the time of Closing.

Section 3.28 Distributions. In order to bring the Principal’s capital account to zero as of the Closing Date, the Principal shall not cause or permit the Company to sell property outside of the ordinary course of business, but shall only look to the Company’s available cash. Nothing herein is intended to prohibit or otherwise restrict the Company from conducting its business in the ordinary course.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Principal as follows:

Section 4.1 Organization and Standing. The Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated under this Agreement.

Section 4.2 Authorization, Et Cetera. The execution and delivery of this Agreement and the purchase and all other transactions contemplated hereby have been duly authorized by the necessary parties on behalf of the Purchaser. No consent, approval, authorization or order of, or registration, qualification, designation, declaration or filing with, any governmental authority on the part of the Purchaser is required in connection with the execution and delivery of this Agreement or the carrying out of the transaction contemplated hereby. The Purchaser has obtained or will obtain prior to the Closing all consents necessary to authorize the transactions contemplated hereby under any contract, lease, indenture or other agreement to which it is a party or by which it is bound. The Purchaser shall also make all necessary governmental and non-governmental registrations, filings and notifications required to be made by it in connection therewith.

Section 4.3 Litigation. There is no litigation, arbitration, proceeding or investigation pending or, to Purchaser’s knowledge, threatened against the Purchaser which questions the validity of this Agreement or of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement, or which, in the Purchaser’s reasonable opinion might, either individually or collectively, result in any material adverse change in its business or condition (financial or otherwise) or in any of its properties or assets, or in any material liability on its part, or in any material change in its business, and to its knowledge, there is no basis for any such litigation, arbitration, condemnation, proceeding or investigation.

Section 4.4 Compliance with Law and Government Regulation. To the best of the Purchaser’s knowledge, the Purchaser and the Company are in compliance in all material respects with all applicable statutes, regulations, decrees, orders, restrictions, guidelines and standards, imposed by the United States of America, any state, county, municipality or agency of any thereof, and any foreign country or government to which it or any of its respective operations may be subject, in respect of the conduct by the Company of its business as currently conducted and the ownership and operation of its respective properties, where the consequences of noncompliance would have a material adverse effect on such corporation or its business.

Section 4.5 Insurance. The Purchaser maintains such insurance policies or is self insured with respect to its assets, business and operations as it reasonably deems necessary, prudent and cost-effective.

Section 4.6 Compliance with Other Instruments. Neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereby will result in any violation of or be in conflict with any term of either the Purchaser’s formation or organizational documents or of any contract or other instrument to which it is a party, or of any judgment, decree, order, statute, rule or regulation by which it is bound.

Section 4.7 Disclosure. Neither this Agreement nor any certificate, list or other instrument purporting to disclose facts germane to the Purchaser delivered or to be delivered to the Principal by or on behalf of the Purchaser pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact. To the best of the Purchaser’s knowledge, there is no fact directly related to the Purchaser’s business known to the Purchaser which materially and adversely affects the business, properties, operations, condition or prospects, financial or otherwise, of the Purchaser which has not been set forth in this Agreement or in the other documents, certificates and statements already furnished to the Company or Principal by or on behalf of the Purchaser in connection with the transactions contemplated hereby.

Section 4.8 Broker. The Purchaser has not employed any finder, broker, agent or other intermediary in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby, and it will indemnify the Company and Principal and hold them harmless against all liabilities, expenses, costs, losses and claims, if any, arising from the employment by, or services rendered to it (or any allegation of any such employment by, or services rendered to it) of any finder, broker, agent or other intermediary in such connection.

ARTICLE V
ACTIONS AT CLOSING BY THE PRINCIPAL

The obligations of the Purchaser under this Agreement are subject to the fulfillment to its reasonable satisfaction, prior to or at the Closing, of each of the following conditions, unless otherwise waived by Purchaser in writing:

Section 5.1 Representations and Warranties True at Closing. Each of the representations and warranties of Principal in this Agreement shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date as if made on such date.

Section 5.2 Compliance Certificate. Principal shall have delivered to the Purchaser a certificate or certificates dated the Closing Date, in form reasonably satisfactory to the Purchaser’s counsel, to the fulfillment of the conditions specified in Sections 5.1, 5.8 and 5.9.

Section 5.3 No Government Opposition. No governmental entity shall have made known any opposition to, or questioning of, the consummation of the transactions contemplated hereby.

Section 5.4 No Private Opposition. No private party shall have commenced an action or filed suit against any of the parties or their respective owners questioning in any way the validity of this Agreement or the transactions contemplated hereby.

Section 5.5 Consents. Principal shall have used commercially reasonable efforts to obtain all consents and approvals required to be obtained by it hereunder to the transactions contemplated by this Agreement. The parties acknowledge that any failure to obtain or receive consents or approvals hereunder shall not be a breach of this Agreement, and that the Purchaser’s sole remedy in the event of such failure shall be to terminate this Agreement without cost or penalty.

Section 5.6 Condition of Assets. The tangible Assets of the Company shall be in operating condition and shall have suffered no loss or damage since the date hereof, normal wear and tear excepted, whether by reason of causes within or without the control of the parties and whether covered by insurance or not.

Section 5.7 Proceedings and Documents. All proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in legal substance and form to counsel for the Purchaser, and the Purchaser and its counsel shall have received all such counterpart originals or certified or other copies of such documents as they or their counsel may reasonably request.

Section 5.8 Compliance with Covenants. The Principal shall have performed, complied with and fulfilled all the covenants, agreements, obligations and conditions required by this Agreement or any document referenced herein to be performed, complied with or fulfilled by it prior to or at the Closing.

Section 5.9 Material Adverse Change. After the date of this Agreement, there shall not have occurred any event or events, whether individually or in the aggregate, that have had or that reasonably could be expected to have a material adverse effect on the Company.

Section 5.10 Registration Statement Effective. The Registration Statement (as defined in Section 7.6, below) shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC (as defined in Section 7.6, below); provided, however, that in the event the Registration Statement (i) has not been filed on or before December 31, 2005, or (ii) has not become effective on or before April 15, 2006, the Principal shall have the right, in its sole discretion, to terminate this Agreement without cost or penalty.

Section 5.11 Blue Sky Clearance. At or prior to Closing, Purchaser shall have received all state securities and “Blue Sky” permits necessary, in its sole discretion, to consummate the transactions contemplated hereby.

Section 5.12 Opinion of Counsel. Principal shall have delivered to Purchaser an opinion of Principal’s counsel, substantially in the form attached hereto as Exhibit D.

Section 5.13 Non-Competition Agreement. Principal shall have entered into the Non-Competition Agreement with Purchaser in the form substantially as set forth in Exhibit G hereto.

Section 5.14 Bring-Down Disclosure Schedule. Principal shall have furnished to the Purchaser the Bring-Down Disclosure Schedule, as provided in Section 7.6 hereof.

ARTICLE VI
ACTIONS AT CLOSING BY THE PURCHASER

The obligations of Principal under this Agreement are subject to the fulfillment to its reasonable satisfaction, prior to or at the Closing, of each of the following conditions, unless otherwise waived by Principal in writing:

Section 6.1 Representations and Warranties True at Closing. Each of the representations and warranties of Purchaser in this Agreement shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date as if made on such date.

Section 6.2 Compliance with Covenants. The Purchaser shall have performed, complied with and fulfilled all of the covenants, agreements, obligations and conditions required by this Agreement or any document referenced herein to be performed, complied with or fulfilled by it prior to or at the Closing.

Section 6.3 Compliance Certificate. The Purchaser shall have delivered to Principal a certificate or certificates of appropriate executive officers dated the Closing Date, certifying in form reasonably satisfactory to Principal’s counsel, as to the fulfillment of the conditions specified in Section 6.1 and 6.2.

Section 6.4 No Government Opposition. No governmental entity shall have made known any opposition to, or questioning of, the consummation of the transactions contemplated hereby.

Section 6.5 No Private Opposition. No private party shall have commenced an action or filed suit against any of the parties or their respective owners questioning in any way the validity of this Agreement or the transactions contemplated hereby.

Section 6.6 Consents. Purchaser shall have used commercially reasonable efforts to obtain all consents and approvals required to be obtained by it hereunder to the transactions contemplated by this Agreement. The parties acknowledge that any failure to obtain or receive consents or approvals hereunder shall not be a breach of this Agreement, and that the Principal’s sole remedy in the event of such failure shall be to terminate this Agreement without cost or penalty.

Section 6.7 Proceedings and Documents. All proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in legal substance and form to counsel for the Principal, and the Principal and its counsel shall have received all such counterpart originals or certified or other copies of such documents as they or their counsel may reasonably request.

Section 6.8 Related Transactions. The closing of the transactions under the Asset Purchase Agreements between the Purchaser and each of United Health Care Management Services, LLC, Park Slope Management Associates, LLC and Grand Central Management Services, LLC, respectively, shall all occur simultaneously with the closing of the transactions contemplated by this Agreement.

Section 6.9 Registration Statement Effective. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC; provided, however, that in the event the Registration Statement (i) has not been filed on or before December 31, 2005, or (ii) has not become effective on or before April 15, 2006, the Principal shall have the right, in its sole discretion, to terminate this Agreement without cost or penalty.

Section 6.10 Blue Sky Clearance. At or prior to Closing, Principal shall have received all state securities and “Blue Sky” permits necessary, in its sole discretion, to consummate the transactions contemplated hereby.

Section 6.11 Opinion of Counsel. Purchaser shall have delivered to Principal an opinion of Purchaser’s counsel, substantially in the form attached hereto as Exhibit H.

Section 6.12 Related Transactions. The closing of the transactions under the Asset Purchase Agreements between the Purchaser and each of United Health Care Management Services, LLC, Park Slope Management Associates, LLC and Grand Central Management Services, LLC, respectively, shall all occur simultaneously with the closing of the transactions contemplated by this Agreement.

ARTICLE VII
OTHER AGREEMENTS

Principal covenants and agrees with the Purchaser as follows (and as specifically noted herein, Purchaser covenants and agrees with the Principal as follows):

Section 7.1 Conduct of Principal’s Business. From the date hereof to the Closing Date, except as otherwise consented to by Purchaser in writing, Principal and/or Company (as applicable) shall:

(a)	continue to operate the Business as presently conducted and in the ordinary course of business consistent with past practice;

(b)	use its commercially reasonable efforts to maintain the goodwill of all employees of the Company and all other persons or firms with whom it has dealings;

(c)
use commercially reasonable efforts to keep the assets of the Company intact (provided, however, that the foregoing shall in no event be deemed to require Principal to make any material expenditure or to incur any material cost not consistent with Principal’s past practice);

(d)	keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried by the Company;

(e)
perform or cause to be performed, all of the Company’s material obligations under agreements, contracts and instruments relating to or affecting its properties, assets and Business being sold hereunder;

(f)	maintain the books of account and records of the Company in the usual, regular and ordinary manner;

(g)	comply with all material statutes, laws, ordinances, rules and regulations applicable to the Principal and the Company in connection with the conduct of the Business;

(h)
pay all account payables and collect all account receivables of the Company only in the ordinary course of business consistent with past practice, not accelerate collection of accounts receivable or defer payment of accounts payable in anticipation of the Closing and not purchase drugs or supplies on terms and conditions not in the ordinary course, consistent with past practice;

(i)	promptly advise the Purchaser in writing of any change in the Business of the Company that would likely be regarded as having a material adverse effect on the Purchaser;

(j)
not cause the Company to enter into, assume or amend in any material respect, any agreement, contract or commitment of the character referred to in Section 3.13, other than in the ordinary course of business;

(k)	not cause the Company to merge or consolidate with or purchase substantially all of the assets of, or otherwise acquire, any corporation, partnership, association or other business;

(l)
not increase or decrease, or cause the Company to increase or decrease, salaries or other compensation of employees of the Principal other than in the ordinary course of business consistent with past practice;

(m)	not issue or cause the Company to issue any equity interests (or any rights to acquire the same), derivative securities, or effect any securities split or other reclassification;

(n)
not cause the Company to create, incur, assume, guarantee or otherwise become directly or indirectly liable with respect to any indebtedness for borrowed money other than in the ordinary course of business; and

(o)
not enter into, or cause the Company to enter into, any agreement or understanding to that would interfere or conflict with the Company’s obligations set forth in subsections (a) though (i) above, or engage in or cause the Company engage in any of the actions described in subsections (j) through (n).

Section 7.2 Consents. Principal shall use its commercially reasonable efforts to obtain all consents required to be obtained by it to consummate the transactions contemplated by this Agreement. The parties acknowledge that any failure to obtain or receive consents hereunder shall not be a breach of this Agreement, and that the Purchaser’s sole remedy in the event of such failure shall be to terminate this Agreement without cost or penalty.

Section 7.3 Access to Information and Records Before Closing. The Purchaser may, at its sole cost and expense, prior to the Closing date and solely to the extent necessary to (i) respond to any request for information by the SEC, or (ii) otherwise gather information materially necessary to the Closing of the transactions contemplated hereby which could not be obtained in any other way, make, or cause to be made, such reasonable investigation of the Business, and of the assets, liabilities, operations and properties of the Company and of its financial and legal condition as the Purchaser deems reasonably necessary or advisable to familiarize itself with such matters. The Principal shall permit the Purchaser and its representatives (including legal counsel and independent accountants) upon reasonable notice to Principal to have reasonable access to the properties and relevant books and records of the Company and of the Business at reasonable business hours, and will use reasonable efforts cause its employees to furnish the Purchaser with such financial and operating data and other information and copies of documents with respect to the services, operations and properties of the Company and the Business as the Purchaser may from time to time request; provided, however, that Purchaser’s sole remedy for Principal’s or Company’s failure to provide such information under this Section 7.3 shall be to terminate the transactions contemplated under this Agreement. Nothing contained herein shall require Principal or the Company to provide such information in the event it has used reasonable efforts to do so.

Section 7.4 No Solicitation. Until the earlier of (i) the Closing, or (ii) the termination of this Agreement pursuant to its terms, Principal shall not, and Principal shall cause its representatives not to, directly or indirectly, (A) initiate, solicit or encourage (including by way of furnishing information regarding the Business) any inquiries, or make any statements to third parties which may reasonably be expected to lead to any proposal concerning the sale of the Business or any portion thereof (whether by way of merger, purchase of equity interests, purchase of assets or otherwise) (a “Competing Transaction”); or (B) enter into any agreements with, or provide any information to, any third party concerning a proposed Competing Transaction or cooperate in any way with, agree to, assist or participate in, solicit, consider, entertain, facilitate or encourage any effort or attempt by any third party to do or seek any of the foregoing.

Section 7.5 Certain Notifications. From the date of this Agreement until the Closing, the Principal shall promptly notify the Purchaser in writing regarding any:

(a)
Action taken by the Principal or to the Principal’s knowledge, the P.C.s, not in the ordinary course of business and any circumstance or event that could reasonably be expected to have a material adverse effect on the Business;

(b)
Fact, circumstance, event, or action by the Principal or to the Principal’s knowledge, the P.C.s (i) which, if known on the date of this Agreement, would have been required to be disclosed in or pursuant to this Agreement; or (ii) the existence, occurrence, or taking of which would result in any of the representations and warranties of the Principal contained in this Agreement or in any agreement referenced herein not being true and correct when made or at Closing;

(c)	Breach of any covenant or obligation of the Principal; and

(d)
Circumstance or event which will result in, or could reasonably be expected to result in, the failure of the Principal to timely satisfy any of the closing conditions specified in Article V of this Agreement.

Section 7.6 Bring-Down Disclosure Schedule. At the time of Closing, the Principal shall furnish Purchaser with a bring-down disclosure schedule in conjunction the Principal’s representations and warranties in Section 3 that shall be true and correct as of the Closing Date (the “Bring-Down Disclosure Schedule”). Except in the case of demonstrated fraud or intentional misrepresentation, such Bring-Down Disclosure Schedule shall be deemed to supplement and amend the disclosure schedule delivered upon the signing of this Agreement; provided, however, it shall not be used for the purposes of determining whether any of the conditions set forth in Article V have been satisfied. Accordingly, in the event that the transactions contemplated hereby do not close for any reason, except in the case of demonstrated fraud or intentional misrepresentation on the part of the Principal or the Company to which this provision shall not apply: (x) Purchaser’s sole remedy with regard to any issue arising out of or related to any update to the representations and warranties (whether for new events or updating existing schedules with regard to prior events) shall be to terminate this Agreement and the transactions contemplated hereby, and (y) without limiting the foregoing or any other provision contained herein, the parties expressly agree and acknowledge that no disclosure made by the Principal or the Company in the Bring-Down Disclosure Schedule shall entitle the Purchaser to assert any breach of, or any default under, this Agreement by the Principal or the Company, or to assert any claim for indemnification and/or damages.

Section 7.7 Filing of Registration Statement; Other Action.

(a)
The Company shall use reasonable efforts to cooperate with Purchaser in the Purchaser’s preparation of its registration statement on Form S-1 (or other appropriate Form) to be filed by the Purchaser with the SEC under the Securities Act in connection with the initial public offering of Purchaser’s securities (including the prospectus constituting a part thereof, the “Registration Statement”). The date on which the SEC declares the Registration Statement effective, and each date on which an amendment or supplement thereto is declared effective, is referred to as an “Effective Date.”

(b)
The Company agrees to use reasonable efforts to promptly furnish, upon request of the Purchaser, factual information specifically regarding the Company and the Business that may be required by the United States Securities and Exchange Commission (the “SEC”), and such other matters as may be reasonably requested by the Purchaser in response to any request by the SEC, in connection with the preparation of the Registration Statement and each amendment or supplement thereto, or any other statement, filing, notice or application made by or on behalf of each such party to the SEC, which may include Company’s material agreements, corporate documents, schedules and exhibits (the “Principal Information”).

(c)
The Company represents and warrants that to the Company’s best knowledge, without independent investigation thereof, the Company Information, when furnished by the Company, shall be true and correct in all material respects; provided however, that the foregoing representation and warranty shall be strictly limited to the Company Information (and not facts regarding the Purchaser, the Affiliates of the Purchaser, the Registration Statement as a whole or any part thereof), and shall be limited to the extent that the furnished Principal Information relates to facts concerning the Company and the Business. In addition, the parties hereto acknowledge and agree that Company shall not be liable or responsible for any failure to provide, or delay in providing, Company Information so long as Company uses good faith reasonable efforts to respond to any proper request made hereunder.

Section 7.8 Compliance with Conditions Precedent; Further Assurances. Subject to the express limitations set forth herein, each party agrees (a) to furnish upon request to each other party such further information, (b) to execute and deliver to each other party such other documents, and (c) to do such other acts and things, all as another party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated hereunder. The parties agree that neither party will, in an attempt to void or nullify this Agreement or any document referenced herein or any relationship involving the Purchaser or Principal, sue, claim, aver, allege or assert that this Agreement or related document or any such relationship violates any law, rule or regulation relating to the corporate practice of medicine. Notwithstanding the foregoing, nothing in this Section 7.8 shall be construed to require the Principal or the Company to take any action or provide any information, whether to Purchaser or any third party, in connection with the Purchaser’s Registration Statement, except to the extent expressly required by this Agreement.

Section 7.9 Additional Notifications. At all times from the date hereof until the Closing, each party shall promptly notify the others in writing of the occurrence of any event which will or is likely to result in the failure to satisfy any of the conditions specified in Articles V or VI.

Section 7.10 Principal to Obtain Own Tax Advice. The Principal represents and warrants that it has relied, and covenants and agrees that in connection with the transactions contemplated by this Agreement, it will rely, solely on its own advisors to determine the tax consequences of the transactions contemplated hereunder, and that no representation or warranty has been made by any party as to the tax consequences of such transactions.

Section 7.11 Corporate Existence. During the term of the Consulting Agreement, the Principal shall use Principal’s best efforts to cause the Consultant to maintain and preserve in full force and effect its legal existence.

Section 7.12 Capital Accounts; Distributions. On or prior to the Closing, Principal may cause the Company to distribute an amount in cash to the Principal, as sole member, as may be necessary to bring the Principal’s capital account balance to zero as of the Closing Date; provided, however, that the Principal shall not cause or permit the Company to sell property outside the ordinary course of business in order to bring his capital account to zero as of the Closing Date, but shall only look to the Company’s available cash. Nothing herein is intended to prohibit or otherwise restrict the Company from conducting its business in the ordinary course.

ARTICLE VIII
SURVIVAL; INDEMNITY

Section 8.1 Survival. The representations and warranties of the parties under this Agreement shall survive the Closing for a period of two (2) years.

Section 8.2 Indemnification by Principal. Subject to the limitations contained herein, the Principal shall indemnify and hold harmless the Purchaser from all losses, liabilities, obligations, claims, lawsuits, judgments, costs and expenses (including reasonable attorneys’ fees) arising from: (a) any material misrepresentation or breach of warranty under this Agreement, (b) any breach of covenant by Principal under this Agreement or the failure of the Company or Principal to perform any material obligation required to be performed by such parties hereunder; and (c) events occurring, conditions existing, or activities of Principal (provided that same are outside the scope of the Consulting Agreement) following the Closing. Notwithstanding anything herein to the contrary, Principal shall not be obligated to indemnify Purchaser under this Section 8.2: (i) unless the aggregate of all Losses exceed Ten Thousand Dollars ($10,000) (the “Seller’s Basket”), in which case the Purchaser shall be entitled to recover all Losses up to the Seller’s Indemnification Cap (defined below), including the amount equal to the Seller’s Basket, or (ii) for aggregate Losses in excess of Five Million Dollars ($5,000,000) (the “Seller’s Indemnification Cap”); provided, however, that to the extent the Principal has any indemnification obligations hereunder (A) directly resulting from the demonstrated fraud or intentional misrepresentation of the Principal, or (B) directly resulting from Principal’s material breach of Section 2.4(a)(i) or (ii) of this Agreement (but not 2.4(a)(iii)), the Seller’s Indemnification Cap shall be increased to the Purchase Price. Under no circumstances shall Principal’s aggregate liability under this Agreement exceed the Seller’s Indemnification Cap.

Section 8.3 Indemnification by the Purchaser. The Purchaser shall indemnify and hold harmless the Principal from all losses, liabilities, obligations, claims, lawsuits, judgments, costs and expenses (including reasonable attorneys’ fees) arising from: (a) any material misrepresentations, breach of warranty or breach of covenant by it under this Agreement or its failure to perform any obligation required to be performed by it hereunder; (b) any operations of Purchaser before and, with respect to both the Purchaser and the Company, after the Closing.

Section 8.4 Indemnification Procedures. In the event that any claim is made with respect to which a party hereto (an “Indemnified Party”) intends to seek indemnification hereunder, the Indemnified Party shall give the party from which it intends to seek indemnification hereunder (“Indemnifying Party”) prompt written notice of such claim and the Indemnifying Party shall have the right to assume the defense of the claim with counsel of its own choosing reasonably acceptable to the Indemnified Party, provided that such defense is conducted with diligence and continuity and provided further that the Indemnified Party shall have the right to participate in the defense of such claim with counsel of its choosing at its expense. The parties shall cooperate in the defense of any such claim and neither the Indemnifying Party nor the Indemnified Party shall have the right to settle or pay any such claim without the consent of the other, which consent shall not be unreasonably withheld.

Section 8.5 Limitations On and Other Matters Regarding Indemnification.

Section 8.5.1. Termination of Indemnification Obligations of the Principal and the Purchaser. The obligations of the Principal and Purchaser, respectively, to indemnify one another under Section 8.2 and Section 8.3 hereof shall terminate on the second (2nd) anniversary following the Closing Date, except as to matters as to which either the Purchaser Indemnified Party or Principal Indemnified Party, as applicable, has made a written claim for indemnification, which claim is made in good faith and described in reasonable detail, and which has been received by the applicable Indemnified Party on or prior to such date, in which case the right to indemnification with respect thereto shall survive the expiration of such period until such claim for indemnification is finally resolved and any obligations with respect thereto are fully satisfied.

Section 8.5.2. Treatment. Any indemnity payments by an Indemnifying Party to an Indemnified Party under this Article VIII shall be treated by the parties as an adjustment to the Purchase Price.

Section 8.6 Certain Definitions. For purposes of this Agreement, the following terms shall have the following respective meanings:

(a)	An “affiliate” of any Person, shall mean any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with such Person

(b)	“Business Day” shall mean any day on which commercial banks are not authorized or required to close in New York City.

(c)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

(d)
“Lien” shall mean (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (other than an operating lease) (or any financial lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

(e)
“Loss” or “Losses” as used in this Agreement shall mean any and all loss or losses, damages, injury, liabilities, obligations, claims, lawsuits, judgments, awards, settlements, fines, penalties, Taxes, fees, charges, costs and expenses (including reasonable attorneys’ fees), and is not limited to matters asserted by third parties against an Indemnified Party, but includes Losses incurred or sustained by an Indemnified Party in the absence of third party claims. Notwithstanding the foregoing or anything to the contrary contained herein, the parties acknowledge and agree that the term “Loss” or “Losses” shall not include special, consequential or incidental damages (e.g., lost opportunity, decline in value, etc.).

(f)
“Person” shall mean and include an individual, a company, a joint venture, a corporation (including any non-profit corporation), an estate, an association, a trust, a general or limited partnership, a limited liability company, a limited liability partnership, an unincorporated organization and a government or other department or agency thereof.

ARTICLE IX
MISCELLANEOUS

Section 9.1 Expenses.

(a)
Except as otherwise provided herein, Principal will pay all costs and expenses attributable to the performance of and compliance with all agreements and conditions contained in this Agreement to be performed or complied with by it (including, without limitation, all fees and expenses of their counsel), and the Purchaser will pay all costs and expenses attributable to the performance of and compliance with all agreements and conditions contained in this Agreement to be performed or complied with by it (including, without limitation, all fees and expenses of their counsel).

(b)
Principal shall be responsible for and shall pay any Taxes arising or resulting from or in connection with the conduct of the Business, sale of his Membership Interests, or the ownership of the Membership Interests in the period prior to Closing. Purchaser shall be responsible for and shall pay any Taxes arising or resulting from or in connection with the conduct of the Business or the ownership of the Company in the period after the Closing.

(c)
All real property, personal property, ad valorem or other similar Taxes (not including income Taxes) levied with respect to the Business for a taxable period which includes (but does not end on) the Closing Date shall be apportioned between Purchaser and Principal based on the number of days included in such period through and including the Closing Date and the number of days included in such period after the Closing Date.

Section 9.2 Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto (including, without limitation, the validity or enforcement of this Agreement), shall be governed by the laws of the State of New York without regard to any conflicts or choice of laws provisions of the State of New York that would result in the application of the law of any other jurisdiction.

Section 9.3 “Knowledge” Defined. Where any representation and warranty contained in this Agreement is expressly qualified by reference to the knowledge of the Principal, such term shall be limited to the actual knowledge of the Principal without independent investigation. Where any representation and warranty contained in this Agreement is expressly specified by reference to the knowledge of the Company, such term shall be limited to the actual knowledge of the executive officers of the Company or Principal without independent investigation. Where any representation and warranty in this Agreement is expressly specified by reference to the knowledge of Purchaser, such term shall be limited to the actual knowledge of the executive officers of the Purchaser.

Section 9.4 Captions. The Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

Section 9.5 Publicity; Confidentiality. No party to this Agreement shall directly or indirectly make or cause to be made any public announcements or issue any notices in any form (other than as may be required by law, in which case copies will be provided to the other party at least three (3) Business Days prior to such announcement) with respect to the terms and conditions of this Agreement without the consent in writing of the other parties.

Section 9.6 Notices. All notices, consents and other communications hereunder shall be in writing and shall be deemed to have been given when delivered personally, on the next Business Day when sent overnight by Federal Express or other nationally recognized overnight courier service, or five (5) days after being mailed if mailed by first-class, registered or certified mail, postage prepaid, addressed (a) if to Principal at 229 Seventh St., Suite 303, Garden City, New York 11530, Attention: Stuart Blumberg, President; or at such other address or addresses as Principal shall have furnished to the Purchaser in writing, or (b) if to the Purchaser, at 4270 Promenade Way, Marina Del Ray, California 90292, or at such other address as the Purchaser shall have furnished to Principal in writing. A copy of all notices sent to Purchaser shall also be sent to Attn: Kevin Leung, Richardson & Patel LLP, 10900 Wilshire Boulevard, Suite 500, Los Angeles, California 90024, Facsimile (310) 208-1154. A copy of all notices sent to Principal shall also be sent to Garfunkel Wild & Travis P.C., 111 Great Neck Road, Suite 503, Great Neck, New York 11021, Attention: Greg Bloom, Esq.

Section 9.7 Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law. Any purported such transfer, assignment, pledge, or hypothecation (other than by operation of law) shall be void and ineffective. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

Section 9.8 Severability. In the event any provision of this Agreement is found to be void and unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same effect as though the void or unenforceable part had been severed and deleted.

Section 9.9 Counterparts. This Agreement may be executed in two or more counterparts or by facsimile transmission, all of which taken together shall constitute one instrument.

Section 9.10 Entire Agreement. This Agreement, including the other documents referred to herein and the Exhibits and Schedules hereto that form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

Section 9.11 Amendments. This Agreement may not be amended, supplemented or modified orally, but only by an agreement in writing signed by each of the parties hereto.

Section 9.12 Jurisdiction. Any judicial proceeding brought against any of the parties to this Agreement on any dispute arising out of this Agreement or any matter related hereto shall be brought in the courts of the State of New York, County of Nassau, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts for itself or himself the process in any action or proceeding by the mailing of copies of such process to such party at its address as set forth in Section 9.6, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each party hereto irrevocably waives to the fullest extent permitted by law any objection that it or he may now or hereafter have to the laying of the venue of any judicial proceeding brought in such courts and any claim that any such judicial proceeding has been brought in an inconvenient forum. The foregoing consent to jurisdiction shall not constitute general consent to service of process in the State of New York for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the respective parties to this Agreement. EACH PARTY HERETO WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING UNDER THIS AGREEMENT.

Section 9.13 Use of Terms. Whenever the context so requires or permits, all references to the masculine herein shall include the feminine and neuter, all references to the neuter herein shall include the masculine and feminine, all references to the plural shall include the singular and all references to the singular shall include the plural.

Section 9.14 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of law or contract interpretation that provides that in the case of ambiguity or uncertainty a provision should be construed against the draftsman will be applied against any party hereto.

Section 9.15 Assignment. This Agreement may not be assigned by any of the parties without the express written consent of the other parties hereto. Notwithstanding the foregoing, any agreement or instrument delivered pursuant to this Agreement may be assignable to the extent expressly provided therein.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, the parties hereto have executed this Membership Interest Purchase Agreement, on the day and year first above written.

PURCHASER:	BASIC CARE NETWORKS, INC.

By:/s/ Robert Goldsamt Name: Robert Goldsamt Title: Chief Executive Officer

PRINCIPAL:
By: /s/ Stuart Blumberg Stuart Blumberg

COMPANY:	HEALTH PLUS MANAGEMENT SERVICES, L.L.C.

By: /s/ Stuart Blumberg Name: Stuart Blumberg Title:

INDEX OF EXHIBITS

EXHIBIT A	ASSIGNMENT OF MEMBERSHIP INTERESTS
EXHIBIT B	ACCOUNTS RECEIVABLE
EXHIBIT C	STATEMENT OF CAPITAL ACCOUNTS
EXHIBIT D	OPINION OF COUNSEL TO COMPANY AND PRINCIPAL
EXHIBIT E	OFFICER’S CERTIFICATE
EXHIBIT F	CONSULTING AGREEMENT
EXHIBIT G	NON-COMPETITION AGREEMENT
EXHIBIT H	OPINION OF COUNSEL TO PURCHASER
EXHIBIT I	PROMISSORY NOTE

DISCLOSURE SCHEDULE

Schedule 3.9(a)-1

Schedule of Assets

I. The assets of the Company include the following Management Agreements and related Promissory Notes, Limited Guarantees, Covenants and HIPAA Business Associate Addenda (collectively, the “Management Agreements”):

1. Turnkey License and Management Agreement, dated April 21, 2005, between HMCA and New York Rehabilitation.

2. Promissory Note, dated June 9, 2005, of New York Rehabilitation in favor of HMCA in the principal amount of $52,500.

3. Promissory Note, dated June 13, 2005, of New York Rehabilitation in favor of HMCA in the principal amount of $3,000.

4. Promissory Note, dated June 23, 2005, of New York Rehabilitation in favor of HMCA in the principal amount of $62,000.

5. Promissory Note, dated July 7, 2005, of New York Rehabilitation in favor of HMCA in the principal amount of $45,000.

6. Promissory Note, dated July 21, 2005, of New York Rehabilitation in favor of HMCA in the principal amount of $18,000.

7. Limited Guarantee, dated March 2005 of Gautam Khakhar in favor of HMCA.

8. Covenant of New York Rehabilitation and Gautam Khakhar.

9. HIPAA Business Associate Addendum, dated March, 2005, between New York Rehabilitation and HMCA.

10. Turnkey License and Management Agreement, dated March 30, 2005, between HMCA and Perry Rehabilitation.

11. Promissory Note, dated June 16, 2005, of Perry Rehabilitation in favor of HMCA in the principal amount of $30,000.

 l2. Promissory Note, dated June 30, 2005, of Perry Rehabilitation in favor of HMCA in the principal amount of $44,000.

 13. Limited Guarantee, dated March 30, 2005, of Jeffrey Perry in favor of HMCA.

Restrictive Covenant of Perry Rehabilitation and Jeffrey Perry.

14. HIPAA Business Associate Addendum, dated March 30, 2005, between Perry Rehabilitation and HMCA.

15. Turnkey License and Management Agreement, dated April 4, 2005, between HMCA and Long Island Rehabilitation.

16. Promissory Note, dated June 3, 2005, of Long Island Rehabilitation in favor of HMCA in the principal amount of $12,500.

17. Promissory Note, dated June 16, 2005, of Long Island Rehabilitation in favor of HMCA in the principal amount of $28,000.

18. Promissory Note, dated June 30, 2005, of Long Island Rehabilitation in favor of HMCA in the principal amount of $15,000.

19. Limited Guarantee, dated April 4, 2005, of Joseph Gregorace in favor of HMCA.

20. Restrictive Covenant of Long Island Rehabilitation and Joseph Gregorace.

21. HIPAA Business Associate Addendum, dated April, 2005, between Long Island Rehabilitation and HMCA.

22. Turnkey License and Management Agreement, dated April 4, 2005, between HMCA and Sports & Spine Rehabilitation.

23. Promissory Note, dated June 3, 2005, of Sports & Spine Rehabilitation in favor of HMCA in the principal amount of $31,500.

24. Promissory Note, dated June 16, 2005, of Sports & Spine Rehabilitation in favor of HMCA in the principal amount of $51,500.

25. Promissory Note, dated June 30, 2005, of Sports & Spine Rehabilitation in favor of HMCA in the principal amount of $38,000.

26. Limited Guarantee, dated April 4, 2005, of Joseph Gregorace in favor of HMCA

27. Restrictive Covenant of Sports & Spine Rehabilitation and Joseph Gregorace.

28. HIPAA Business Associate Addendum, dated April, 2005, between Sports & Spine Rehabilitation and HMCA.

II. The assets of the Company also include the real estate leases set forth on Schedule 3.8, subject to the qualifications set forth therein.

III. The assets of the Company also include:

1. Office furnishings owned by the Company and owned equipment located at the locations listed on Exhibits A and B to each of the Management Agreements and those office furnishings owned by the Company and owned equipment listed on Schedule 3.9(a)-2 hereto.

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2. Inventory and supplies owned by the Company relevant to the Physical Therapy Management Business and located at the locations listed on Exhibit A to each of the Management Agreements.

3. Books and records of the Company relevant to the Physical Therapy Management Business.

4. Goodwill associated with Physical Therapy Management Business.

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EXHIBIT A

Assignment of Membership Interests

EXHIBIT A

ASSIGNMENT OF MEMBERSHIP INTEREST

Reference is made to that certain Membership Interest Purchase Agreement (“Agreement”) dated November 18, 2005 by and between BASIC CARE NETWORKS, INC., a Delaware corporation (“Purchaser”) and HEALTH PLUS MANAGEMENT SERVICES, LLC, a New York limited liability company (the “Company”), and Stuart Blumberg (“Blumberg” or the “Principal”). For good and valuable consideration the receipt of which is hereby acknowledged, pursuant to the Agreement, the undersigned Principal hereby assigns all right, title and interest in the membership interests held by Principal of HEALTH PLUS MANAGEMENT SERVICES, LLC, a New York limited liability company, to the Purchaser, effective on the Closing Date (as defined in the Agreement).

PRINCIPAL:

By:
Stuart Blumberg
Title

EXHIBIT B

Schedule of Accounts and Notes Receivable

See Schedule 3.9(a)-1 for a list of notes receivable.

See attachment for a list of management fee accounts receivable as of November 10, 2005

EXHIBIT F

Consulting Agreement

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made as of the ___ day of ___________ 2005 by and between [Newco], LLC, a New York limited liability company having its principal place of business at 229 Seventh St., Suite 303, Garden City, New York 11530 (the “Consultant”), and Basic Care Networks, Inc., a Delaware corporation (the “Company”), in reference to the following:

RECITALS

A. The Consultant was formed for the purpose of providing physician practice management and administrative services to professional entities which conduct physical therapy, rehabilitation services in the State of New York. Stuart Blumberg (“Blumberg”) is a beneficial owner of the Consultant.

B. This Consulting Agreement is being entered into between the Company and Consultant as a condition of closing pursuant to the Asset Purchase Agreement dated an even date herewith (“Asset Purchase Agreement”), by and between the Company and United Health Care Management, LLC, Grand Central Management Services, LLC and Park Slope Management Associates, LLC, respectively (“Sellers”), pursuant to which the Company shall acquire substantially all of the assets (“Acquired Assets”) of the Sellers (the “Acquisition”). The Asset Purchase Agreement, together with each of the schedules and exhibits attached thereto and this Agreement, are hereinafter collectively referred to as the “Transaction Documents.”

C.  The Company and Blumberg (in addition to Health Plus Management Services, LLC) are also a party to a Membership Interest Purchase Agreement dated an event date herewith (the “Membership Purchase Agreement”), pursuant to which the Company will acquire from Blumberg 100% of the membership interests of Health Plus Management Services, LLC (“HPMS”), a health care management company with various management agreements (the “Management Agreements”) with medical clinics formed as professional corporations, including Island South Physical Medicine & Rehabilitation, P.C. (“Long Island Rehabilitation”), Physical Medicine & Rehabilitation of New York, P.C. (“New York Rehabilitation”), Sports Medicine & Spine Rehabilitation, P.C. (formerly known as Central Island Physical Medicine & Rehabilitation, P.C.) (“Sports & Spine Rehabilitation”), and Perry Physical Medicine and Rehabilitation, P.C. (“Perry Rehabilitation”) (together, Long Island Rehabilitation, New York Rehabilitation, Sports & Spine Rehabilitation, and Perry Rehabilitation are hereinafter sometimes referred to as the “P.C.s”).

D.  The Consultant has valuable knowledge, relationships, experience and expertise in the management and administration of clinics such as the P.C.s (which provide physical therapy and rehabilitation services) in addition to expertise relating to the development and operation of health care management companies such as HPMS.

E.  The Company desires to engage Consultant, and Consultant desires to enter into this Agreement with the Company, to provide consulting services and assistance to the Company in order for the Company to (i) develop, build, operate and manage additional clinics in the New York metropolitan area, and (ii) operate and manage HPMS.

F.  This Agreement is entered into by the parties hereto as a condition of Closing under the Asset Purchase Agreement. All capitalized terms used herein and not defined shall have the same respective meanings assigned to such terms in the Asset Purchase Agreements.

NOW, THEREFORE, the Company and the Consultant agree as follows:

AGREEMENT

1. Term. The term of this Agreement shall commence on the date of Closing and shall continue until December 31, 2010, or until this Agreement is earlier terminated pursuant to Section 5 below.

2. Duties of Consultant.

2.1. Consultant shall, to the best of its ability, render the services set forth in Section 2.2 below (the “Services”), in a timely and professional manner in accordance with this Agreement. Subject to the foregoing, the manner and means by which Consultant chooses to complete the Services are in Consultant’s sole discretion and control. If, in the sole and reasonable discretion of the Consultant, any services, functions or responsibilities not specifically described in this Agreement are required for the proper performance and provision of the Services, they shall be deemed to be included within the scope of Services to the same extent as if specifically described in this Agreement. Further, the parties shall cooperate in good faith to agree upon and implement such further services and agreements as may be requested by Company relating to the Services. In performing the Services, Consultant agrees to provide its own personnel, equipment, tools and other materials at its own expense. Company shall make its facilities and equipment available to Consultant as reasonably necessary in connection with the Services. Consultant may not subcontract or otherwise delegate its obligations under this Agreement without Company’s prior written consent. For any work performed on Company’s premises, Consultant shall comply with all security, confidentiality, safety and health policies of Company.

2.2 The Services under this Agreement shall include:

(a) Development of New Clinics. The Company shall prepare a written development plan for one or more new clinics, which shall include a commitment to provide up to $300,000 of initial capital for the development of each new clinic (each, a “New Clinic” and collectively, the “New Clinics”). The Consultant shall advise the Company with respect to the development plan, including revisions thereto, and generally assist the Company in the development, establishment and promotion of each New Clinic.

(b) Ongoing Consultation Relating to New Clinics. During the term of this Agreement, the Consultant shall advise the Company regarding all aspects of the operation and management of each New Clinic by the Company in its capacity as an exclusive management company for such New Clinics.

(c) Management of Back Office Functions. Consultant shall advise the Company regarding, and manage, the employees and/or consultants who handle payroll, benefits, accounting and collections for each New Clinic and the P.C.s.

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(d) Ongoing Consultation relating to HPMS. During the term of this Agreement, Consultant shall advise the Company regarding all aspects of the operation and management of HPMS, which shall include management of the existing P.C.s pursuant to the Management Agreements.

2.3 Duties of Blumberg. Blumberg agrees to take primary responsibility for the Consultant’s rendering of Services under this Agreement, and to devote sufficient personal time and effort as may be necessary to discharge Consultant’s obligations under this Agreement; provided, however, that the Company acknowledges and agrees that, in addition to the Services being provided under this Agreement, Blumberg is also responsible for providing similar services on behalf of certain other consulting entities under three (3) additional consulting agreements to which the Company is a party. Accordingly, Blumberg shall allocate his time in such a manner as he may deem reasonably necessary in order to fulfill his duties under all such consulting agreements.

3. Compensation.

3.1 Fixed Compensation. The Company shall pay to the Consultant, as fixed base compensation (“Base Compensation”) for the Services under Section 2.2(b), (c) and (d), Two Hundred Seventy-Five Thousand Dollars ($275,000) per annum during the term of this Agreement, payable in twelve (12) equal consecutive monthly installments and pro rated daily for any partial period of service.

3.2 Profit-Based Compensation for New Clinics. The Company shall pay to the Consultant, as compensation for the Services involving the development of new clinics set forth in Section 2.2(a), thirty percent (30%) of New Clinic Profits calculated on an annual basis, beginning with the twelve month period ending December 31, 2006. For purposes of this Agreement, “New Clinic Profits” shall mean a positive dollar amount equal to the annual Adjusted EBITDA of the Company derived from the New Clinics, in the aggregate. “Adjusted EBITDA” for purposes of this Section 3.2 shall mean earnings before interest, taxes, depreciation and amortization, determined in accordance with GAAP on an accrual basis by the same independent accountants mutually acceptable to the Company and Consultant, adjusted as follows:

(a) neither the proceeds from nor any dividends or refunds with respect to, nor any increases in the cash surrender value of, any life insurance policy under which the Company or any of the New Clinics is the named beneficiary or is otherwise entitled to recovery, shall be included as income, and the premium expense related to any such life insurance policy shall not be treated as an expense;

(b) the Employee Bonus Amount (as such term is defined in the Membership Purchase Agreement) shall not be treated as an expense and thus shall be added back to Adjusted EBITDA;

(c) any extraordinary or unusual gains or losses and any gains or losses from the sale of any capital assets used by the Company or the New Clinics in their operations during the applicable year (as opposed to assets acquired in the ordinary course of the business of the New Clinics for resale or other disposition) shall be excluded from income; and

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(d) an amount equal to five percent (5%) of the gross revenue of the Company received from the New Clinics during each applicable year shall be considered as corporate overhead expense, and shall be treated as an expense.

3.3 Incentive Compensation for Management of the P.C.s. The Company shall pay to the Consultant, as additional incentive compensation for the Services involving management of the existing P.C.s as set forth in Section 2.2(d), twenty percent (20%) of Annual Incremental Profits derived under the Company’s Management Agreements with the P.C.s, calculated on an annual basis. For purposes of this Agreement, “Annual Incremental Profits” with respect to a period shall mean the aggregate excess Adjusted EBITDA of the Company derived under the Management Agreements (if any), for the six (6) month period ending December 31, 2006, and for each of the calendar years ending December 31, 2007, 2008, 2009 and 2010, respectively (each, a “Measuring Period”), over Adjusted EBITDA of the Company derived under the Management Agreements for the calendar year ending December 31, 2006 (except that the six month period ending December 31, 2006 shall be compared against the same six month period ending December 31, 2005). “Adjusted EBITDA” for purposes of this Section 3.3 shall mean earnings before interest, taxes, depreciation and amortization, determined on an accrual basis by the same independent accountants mutually acceptable to the Company and Consultant, adjusted as follows:

(a) neither the proceeds from nor any dividends or refunds with respect to, nor any increases in the cash surrender value of, any life insurance policy under which the Company or the P.C.s is the named beneficiary or is otherwise entitled to recovery, shall be included as income, and the premium expense related to any such life insurance policy shall not be treated as an expense;

(b) the Employee Bonus Amount (as such term is defined in the Membership Purchase Agreement) shall not be treated as an expense and thus shall be added back to Adjusted EBITDA; and

(c) any extraordinary or unusual gains or losses and any gains or losses from the sale of any capital assets used by the Company or the P.C.s or any subsidiary thereof in its operations during the applicable Measuring Period (as opposed to assets acquired in the ordinary course of the business of the P.C.s and their subsidiaries for resale or other disposition) shall be excluded from income.

3.4 Payment Terms. The Company shall pay Consultant the amounts set forth in Sections 3.2 and 3.3 as follows:

(a) The Company shall pay the amounts due under Section 3.2 and 3.3 hereof based upon the Company’s confidential good faith estimate of New Clinic Profits and Annual Incremental Profits, within thirty (30) days after end of each calendar year beginning with the year ended December 31, 2006.

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(b) Within 10 days after the release of the Report of Accountants with respect to each calendar year, the Company shall pay to the Consultant any deficiency, or the Consultant shall pay to the Company any excess (as the case may be), in the amount paid to Consultant pursuant to Section 3.4(a) based upon a reconciliation of the Company’s estimated New Clinic Profits and Annual Incremental Profits on the one hand, and New Clinic Profits and Annual Incremental Profits as determined by the Accountants (defined below) on the other hand. The Company may at its sole discretion, with respect to any excess or deficiency in Consultant’s compensation resulting from a reconciliation pursuant to this Section 3.4(b), credit the Consultant for any such deficiency or offset any of Consultant’s compensation hereunder for any such excess, and apply such credit or offset (as applicable) in the following calendar year.

(c) The payment terms in this Section 3 shall survive the termination of this Agreement until all payments due to Consultant under this Section 3 are calculated and paid; provided, however, that Consultant’s compensation hereunder shall be pro rated for any partial calendar year of service.

(d) The Consultant hereby agrees that any good faith estimate determined by the Company pursuant to this Section shall constitute Confidential Information (as defined below), and shall not be released to any party without the prior consent of the Company.

3.5 Accounting Procedures. The compensation to be paid pursuant to Sections 3.2 and 3.3 hereof shall be determined in accordance with the following procedure:

(e) The Company’s independent auditors (the “Accountants”) shall prepare in accordance with GAAP, and deliver to the Company, a report containing a computation of Adjusted EBITDA under Sections 3.2 and 3.3, respectively, within 90 days following the completion of each calendar year (“Report of Accountants”). The Company shall promptly deliver, or cause to be delivered, a copy of each such computation of each applicable Adjusted EBITDA to the Consultant or its representatives.

(f) Either party shall have thirty (30) days following receipt of the Report of Accountants to dispute any computations made therein, by delivery of a written notice to the other party hereto, which notice shall include an explanation of the basis for such dispute. If after such thirty day period neither party receives written notice of a dispute, the Report of Accountants shall thereupon be deemed final and binding on the parties.

(g) If the Company and the Consultant reconcile their differences, the applicable Adjusted EBITDA for the relevant time period shall be adjusted accordingly and shall thereupon become binding, final and conclusive upon agreement in writing by the parties, and shall be enforceable in a court of law. If the Company and the Consultant are unable to reconcile their differences in writing within 20 days after written notice is delivered to the other party (the “Reconciliation Period”), the items in dispute shall be submitted to a mutually acceptable accounting firm (other than the Accountants) (the “Independent Auditors”) for final determination, and the calculation of applicable Adjusted EBITDA for the relevant time period shall be deemed adjusted in accordance with the determination of the Independent Auditors and shall become binding, final and conclusive upon all of the parties hereto and enforceable in a court of law. The Independent Auditors shall consider only the items in dispute and shall be instructed to act within 20 days (or such longer period as the parties hereto may agree) to resolve all items in dispute. In the event the parties are unable to agree on a mutually acceptable accounting firm within thirty (30) days of the expiration of the Reconciliation Period, the matter shall be submitted to the courts of the State of New York, County of Nassau, which the parties agree shall have the exclusive right to appoint the accounting firm on behalf of the parties.

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(h) Notwithstanding any provision in this Agreement to the contrary, nothing in this Agreement shall require the Company to restate its audited financial statements. The Company may at its sole discretion, with respect to any excess or deficiency in Consultant’s compensation resulting from a dispute resolved pursuant to this Section 3.5, credit the Consultant for any such deficiency or offset any of Consultant’s compensation hereunder for any such excess, and apply such credit or offset (as applicable) in the following calendar year, provided however that any credit shall be paid to Consultant within 30 days of final determination under this Section that such credit is owed.

4. Nondisclosure and Noninterference.

4.1 Access to Confidential Information. The Consultant and Blumberg agree that during the term of the business relationship between the Consultant and the Company, the Consultant and Blumberg will have access to and become acquainted with confidential proprietary information (“Confidential Information”) which is owned by the Company and is regularly used in the operation of the Company’s business. The Consultant and Blumberg agree that the term “Confidential Information” as used in this Agreement is to be broadly interpreted and includes (i) information that has, or could have, commercial value for the business in which the Company is engaged, or in which the Company may engage at a later time, and (ii) information that, if disclosed without authorization, could be detrimental to the economic interests of the Company. The Consultant and Blumberg agree that the term “Confidential Information” includes, without limitation, any proprietary or otherwise undisclosed information about present and future patents, patent applications, copyrights, trademarks, trade names, service marks, service names, “know-how,” negative “know-how,” trade secrets, customer and supplier identities, characteristics and terms of agreement, details of customer or consultant contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisitions plans, science or technical information, ideas, discoveries, designs, computer programs (including source codes), financial forecasts, unpublished financial information, budgets, processes, procedures, formulae, improvements or other proprietary or intellectual property of the Company, whether or not in written or tangible form, and whether or not registered, and including all memoranda, notes, summaries, plans, reports, records, documents and other evidence thereof. The Consultant and Blumberg acknowledge that all Confidential Information, whether prepared by the Consultant or otherwise acquired by the Consultant and Blumberg in any other way, shall, as between the Company and the Consultant and/or Blumberg (as applicable), remain the exclusive property of the Company.

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4.2 No Disclosure by Consultant. The Consultant and Blumberg promise and agree that the Consultant (which shall include the Consultant’s employees and contractors) shall not misuse, misappropriate, or disclose in any way to any person or entity any of the Company’s Confidential Information, either directly or indirectly, nor will the Consultant or Blumberg use the Confidential Information in any way or at any time except as required in the course of the Consultant’s or Blumberg’s business relationship with the Company. Consultant and Blumberg agree that, during the term of this Agreement and thereafter, they shall (a) hold Confidential Information in trust and confidence; (b) use Confidential Information only for the benefit of Company (and not for the benefit of Consultant or Blumberg or any third party), (c) not use Confidential Information in any manner or for any purpose not expressly set forth in this Agreement; (d) reproduce such Confidential Information only to the extent reasonably required to fulfill Consultant’s or Blumberg’s obligations hereunder; and (e) not disclose, deliver, provide, disseminate or otherwise make available to any third party, directly or indirectly, any Confidential Information without first obtaining the Company’s express written consent on a case-by-case basis. Consultant or Blumberg may disclose Confidential Information only to Consultant’s employees and agents who have a need to know such Confidential Information. Consultant and Blumberg shall take at least the same degree of care that they use to protect their own confidential and proprietary information of similar nature and importance (but in no event less than reasonable care) to protect the confidentiality and avoid the unauthorized use, disclosure, publication or dissemination of Confidential Information.

4.3 Termination of Confidentiality Obligation. Confidential Information ceases to be confidential and subject to the terms of this Agreement if (a) such information becomes generally known to the public through no fault of the Consultant or Blumberg; (b) the Company conveys such information to a third party without designating it as confidential; and/or (c) the Consultant or Blumberg learn of such information from a third party who did not breach any obligation of confidentiality. Additionally, the Consultant and Blumberg shall have the right to disclose Confidential Information if required to do so by court order, provided that prior to so disclosing, the Consultant and/or Blumberg (as applicable) shall inform the Company of the court order and give the Company an opportunity to seek a protective order respecting such Confidential Information.

4.4 Noninterference. Consultant and Blumberg acknowledge that Company’s relationships with its employees, agents, suppliers, customers and vendors are valuable business assets. Accordingly, Consultant and Blumberg agree that, during the period of this Agreement Consultant and Blumberg shall not (for itself or for any third party) divert or attempt to divert from Company any business, employee, agent, supplier, client, customer or vendor, through solicitation or otherwise.

4.5 Obligations Survive Agreement. The obligations of Consultant and Blumberg under this section 4 shall survive the expiration or termination of this Agreement.

5. Termination.

5.1 Termination on Default. Should either party default in the performance of this Agreement or materially breach any of its provisions, which default or breach is not cured within thirty (30) days after delivery of written notice specifying the nature of such default or breach (as applicable) by the non-breaching party to the breaching party, the non-breaching party may terminate this Agreement immediately upon expiration of such thirty (30) day period. Termination shall be effective upon two days notice (which notice shall be given in accordance with Section 8 below). For purposes of this section, material breaches of this Agreement shall include, but not be limited to any of the following:

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(a) the failure by the Company to pay the compensation set forth in section 3 above when due, or the Company’s default under the Promissory Note between the Company, as Maker, and Stuart Blumberg, as Payee;

(b) either party’s material breach or refusal to perform any of such party’s material obligations under this Agreement;

(c) the material failure, on more than one occasion, to perform material duties which are required to be performed under the terms of this Agreement on the part of the Consultant;

(d) the commission of an act of fraud or misrepresentation by the Consultant or Blumberg;

(e) the material failure by the Consultant to conform to all material laws and regulations governing the Consultant’s duties under this Agreement;

(f) the commission by the Consultant of any act that has a direct material adverse effect on the reputation of the Company;

(g) the disassociation, departure, separation or termination of Blumberg by or from the Company, except due to death or Disability;

(h) the repeated failure of Blumberg to be reasonably available during normal business hours for consultation as required by this Agreement, except in the case of his death or Disability (hereinafter defined);

(i) the cessation of Continuous Service (hereinafter defined) under this Agreement by Blumberg, except in the case of death or Disability; “Continuous Service” means that the provision of Services to the Company under this Agreement (as a member of the Consultant) is not materially interrupted or terminated; provided that Continuous Service shall not be considered materially interrupted in the case of a leave of absence of up to one month during any twelve month period, unless approved by the Company;

(j) the breach by Consultant or the Company of any material term of the Transaction Documents to which they are a party;

(k) the Company shall (A) apply for or consent to the appointment of a receiver, trustee, liquidator, administrator, manager or custodian of the Company or of all or a substantial part of its property, (B) be unable, or admit in writing its inability to pay its debts as they mature, (C) make a general assignment for the benefit of its creditors, (D) become insolvent (as such term may be defined or interpreted under any applicable statute), (E) commence a voluntary case or other proceeding seeking liquidation, reorganization, administration or other relief with respect to its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of the Company’s property in an involuntary case or other proceeding commenced against the Company, or (F) take any action for the purpose of effectuating any of the forgoing.

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For purposes of this Agreement, “Disability” means inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

5.2 Automatic Termination. This Agreement will terminate without any further action on the part of either party upon the occurrence of any of the following events: (a) a mutual agreement by the parties to terminate, as contemplated by section 1 above, or (b) the voluntary or involuntary dissolution or winding up of the Consultant.

5.3 Return of Company Property. Upon the termination or expiration of this Agreement, the Consultant shall immediately transfer to the Company all files (including, but not limited to, electronic files), records, documents, drawings, specifications, equipment and similar items in its possession relating to the business of the Company or its Confidential Information (including the work product of the Consultant created pursuant to this Agreement) and the Company shall immediately transfer to the Consultant all files (including, but not limited to, electronic files) records, documents, drawings, specifications, equipment and similar items in its possession belonging to the Consultant, so long as such property does not include or encompass Confidential Information belonging to the Company. If property otherwise belonging to the Consultant includes or encompasses Confidential Information belonging to the Company, then such Confidential Information shall be removed from the property, if possible, but if it is not possible to remove the Confidential Information then the Company and the Consultant will negotiate in good faith to find a mutual solution to the disposition of the property.

5.4 Remedies for Breach. Consultant recognizes that the covenants contained in Section 4 hereof are reasonable and necessary to protect the legitimate interests of Company, that Company would not have entered into this Agreement in the absence of such covenants, and that Consultant’s breach or threatened breach of such covenants shall cause Company irreparable harm and significant injury, the amount of which shall be extremely difficult to estimate and ascertain, thus, making any remedy at law or in damages inadequate. Therefore, Consultant agrees that Company shall be entitled, without the necessity of posting of any bond or security, to the issuance of injunctive relief by any court of competent jurisdiction enjoining any breach or threatened breach of such covenants and for any other relief such court deems appropriate. This right shall be in addition to any other remedy available to Company at law or in equity.

6. Status of Consultant. The Consultant understands and agrees that the employees of the Consultant are not employees of the Company and that neither the Consultant nor its employees will be entitled to receive employee benefits from the Company, including, but not limited to, sick leave, vacation, retirement or death benefits. The Consultant shall be responsible for providing, at the Consultant’s expense and in the Consultant’s name, disability, worker’s compensation, E&O insurance, or other insurance as well as licenses and permits usual or necessary for conducting the Services hereunder. Furthermore, the Consultant shall pay, when and as due, any and all taxes incurred as a result of the Consultant’s compensation hereunder, including estimated taxes, and shall provide the Company with proof of said payments, upon demand.

7. Representations and Warranties.

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7.1 Representations and Warranties of Consultant.

(a) The Consultant represents that the Consultant has the qualifications and ability to perform the Services in a professional manner, without the advice, control, or supervision of the Company.

(b) Consultant represents and warrants that, to the best of its knowledge, there is no other existing agreement or duty on Consultant’s part that is inconsistent with this Agreement.

(c) The Consultant has the full power and authority to enter into this Agreement and to perform its obligations hereunder.

(d) The execution and delivery of this Agreement by the Consultant and the consummation by it of the transactions contemplated hereby have been duly authorized by all required company action on behalf of the Consultant.

(e) This Agreement has been duly and validly executed and delivered by the Consultant and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of the Consultant, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, liquidation, reorganization or other similar laws affecting the enforcement of creditor’s rights in general.

(f) The Consultant has no knowledge that Blumberg or any officer, director or employee of Consultant (collectively, the “Contractors”) intends to terminate his or her employment or other engagement with Consultant, nor does Consultant have a present intention to terminate the employment or engagement of any Contractor.

(g) The execution, delivery and performance by Consultant and Blumberg of their obligations under this Agreement and the consummation of the transactions contemplated hereby and thereby, will not violate, conflict with or result in the breach Articles of Organization, Operating Agreement (or other comparable documents), or any other agreement of the Consultant.

7.2 Representations and Warranties of the Company.

(a) The Company has the full power and authority to enter into this Agreement and to perform its obligations hereunder.

(b) The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all required company action on behalf of the Company.

(c) This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, liquidation, reorganization or other similar laws affecting the enforcement of creditors’ rights in general.

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(d) The execution, delivery and performance by the Company of its obligations under this Agreement and the consummation of the transactions contemplated hereby and thereby, will not violate, conflict with or result in the breach Articles of Organization, Operating Agreement (or other comparable documents), or any other agreement of the Company.

8. Notices. All notices, consents and other communications hereunder shall be in writing and shall be deemed to have been given when delivered personally, on the next business day when sent overnight by Federal Express or other nationally recognized overnight courier service, or five (5) days after being mailed if mailed by first-class, registered or certified mail, postage prepaid, addressed (a) if to Consultant at 229 Seventh St., Suite 303, Garden City, New York 11530, Attention: Stuart Blumberg, President; or at such other address or addresses as Consultant shall have furnished to the Company in writing, or (b) if to the Company, at 4270 Promenade Way, Marina Del Ray, California 90292, or at such other address as the Company shall have furnished to Consultant in writing. A copy of all notices sent to Company shall also be sent to Attn: Kevin Leung, Richardson & Patel LLP, 10900 Wilshire Boulevard, Suite 500, Los Angeles, California 90024, Facsimile (310) 208-1154. A copy of all notices sent to Consultant shall also be sent to Attn: Greg E. Bloom, Esq., Garfunkel, Wild & Travis, P.C., 111 Great Neck Road, Suite 503, Great Neck, New York 11021, facsimile (516) 466-5964.

9. Additional Covenants. The Consultant agrees to promptly notify the Company in writing of any change in status of the Consultant, including: (i) the disassociation, departure, separation, termination of Blumberg from the Consultant, (ii) the termination or expiration of the Operating Agreement of the Consultant; or (iii) the voluntary dissolution or winding up of the Consultant.

10. Choice of Law and Venue. This Agreement shall be governed according to the laws of the State of New York. Venue for any legal or equitable action between the Company and the Consultant which relates to this Agreement shall be in the county of Nassau.

11. Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the services to be rendered by the Consultant to the Company and contains all of the covenants and agreements between the parties with respect to the services to be rendered by the Consultant to the Company in any manner whatsoever. Each party to this agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party.

12. Counterparts. This Agreement may be executed manually or by facsimile signature in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute but one and the same instrument.

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13. Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be determined to be invalid, illegal or unenforceable under present or future laws effective during the term of this Agreement, then and, in that event: (A) the performance of the offending term or provision (but only to the extent its application is invalid, illegal or unenforceable) shall be excused as if it had never been incorporated into this Agreement, and, in lieu of such excused provision, there shall be added a provision as similar in terms and amount to such excused provision as may be possible and be legal, valid and enforceable, and (B) the remaining part of this Agreement (including the application of the offending term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable) shall not be affected thereby and shall continue in full force and effect to the fullest extent provided by law.

14. Preparation of Agreement. It is acknowledged by each party that such party either had separate and independent advice of counsel or the opportunity to avail itself or herself of same. In light of these facts it is acknowledged that no party shall be construed to be solely responsible for the drafting hereof, and therefore any ambiguity shall not be construed against any party as the alleged draftsman of this Agreement.

15. Assignment. Consultant acknowledges that Company has entered into this Agreement on the basis of the particular abilities of Consultant. Accordingly, the Company shall be entitled to assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, by operation of law or otherwise, this Agreement and any of its rights or obligations of this Agreement, but Consultant shall not and shall not have the right to assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, by operation of law or otherwise, this Agreement or any of its rights or obligations under this Agreement without the prior written consent of Company. Except as provided herein, any purported assignment, transfer or delegation by Consultant shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

16. Electronically Transmitted Documents. If a copy or counterpart of this Agreement is originally executed and such copy or counterpart is thereafter transmitted electronically by facsimile or similar device, such facsimile document shall for all purposes be treated as if manually signed by the party whose facsimile signature appears.

17. Further Assurances. Each party agrees to do such other acts and things, all as another party may reasonably request for the purpose of carrying out the intent of this Agreement, to perform such party’s obligations contemplated hereunder in good faith, and to refrain from any action to directly or indirectly circumvent such party’s obligations hereunder.

[Remainder of Page Left Blank Intentionally]

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IN WITNESS WHEREOF, the parties have executed this Consulting Agreement on the date first written above.

“CONSULTANT” [Newco], LLC

By:
Name: Title:

“COMPANY” Basic Care Networks, Inc.

Robert Goldsamt, Chief Executive Officer

ACKNOWLEDGED AND AGREED

AS TO SECTIONS 2.3 AND 4

By: _________________________
Stuart Blumberg

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EXHIBIT G

Non-Competition Agreement

NON-COMPETITION AGREEMENT

THIS NON-COMPETITION AGREEMENT (this “Agreement”) is made and entered into as of ____________ __, 2005 by and between Basic Care Networks, Inc., a Delaware corporation (“Purchaser”) and Stuart Blumberg (“Obligor”). The Closing Date (as defined in the Asset Purchase Agreements (as defined below)) shall be the “Effective Date” of this Agreement.

RECITALS

A. Grand Central Management Services, LLC (“Grand Central”), United Healthcare Management LLC (“United”) and Park Slope Management Associates, LLC (“Park Slope”) (each, a “Seller” and collectively, the “Sellers”) are engaged in the business of providing management and administrative services to healthcare providers (the “Business”) in the State of New York. Purchaser is a Delaware corporation also engaged in the Business.

B. The undersigned Obligor is a beneficial owner of each of the Sellers.

C. This Non-Competition Agreement is being entered into between the Purchaser and Obligor as a condition of closing pursuant to certain Asset Purchase Agreements dated an even date herewith by and between the Purchaser and each of the respective Sellers (each, an “Asset Purchase Agreement” and collectively, the “Asset Purchase Agreements”), pursuant to which the Purchaser shall acquire substantially all of the assets (“Acquired Assets”) of the Sellers.

D. Each of the Sellers (Grand Central, United and Park Slope, respectively) act as management companies who provide management and administrative services to the following clinics, respectively: (i) Midtown Medical Practice, P.C., a New York professional corporation located at 48 East 43rd Street, New York, NY 10017 (“Midtown”), (ii) Alliance Medical Office, P.C., a New York professional corporation located at 2130-2162 Ralph Avenue, Brooklyn, New York 11234 (“Alliance”) located at 2132 Ralph Avenue, Brooklyn, New York, 11234, and (iii) Synergy Medical Practice, P.C., a New York professional corporation located at 3907 4th Avenue, Brooklyn, New York 11232 (“Synergy”). For purposes of this Agreement, Midtown, Alliance and Synergy are collectively referred to as the “Clinics.”

E. Purchaser will pay the Sellers consideration for the Acquired Assets acquired in the Acquisition, which consideration may be assigned, transferred or otherwise distributed to the members of the Seller. The Seller and Obligor acknowledge that key among the Acquired Assets are the respective Turnkey License and Management Agreements between each of Grand Central, United and Park Slope and the respective Clinics.

F. The Sellers and the Obligor have valuable knowledge, relationships, experience and expertise in connection with the Business, and as a condition to closing of the Acquisition, the Purchaser and each Seller shall concurrently enter into a consulting agreement pursuant to which each Seller (including the Obligor as a member of the Seller) will provide consulting services to the Purchaser (the “Consulting Agreements”).

G. Additionally, the Purchaser is entering into a separate consulting agreement with Obligor, who shall assist the Purchaser in the development, establishment, operation and management of additional medical clinics (the “New Clinics”) at one or more locations.

H. As a condition and mutual inducement to the Acquisition, and to preserve the value of the Acquired Assets being acquired by Purchaser after the Acquisition, the Asset Purchase Agreement contemplates, among other things, that the Obligor shall enter into this Non-Competition Agreement effective on the Effective Date.

I. All capitalized terms used herein and not defined shall have the same respective meanings assigned to such terms in the Asset Purchase Agreements.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises made herein, Purchaser and the Obligor hereby agree as follows:

1. Covenant Not to Compete or Solicit.

(a) Beginning on the Effective Date and ending eighteen (18) months after the termination or expiration of the Consulting Agreement (the “Non-Competition Period”), Obligor shall not, other than on behalf of Purchaser, directly or indirectly, without the prior written consent of Purchaser: (i) engage in a Competing Business Activity (as defined below) anywhere within a seven (7) mile radius of any Clinic or New Clinic (the “Restricted Area”), whether as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director or otherwise, or have any ownership interest in (except for ownership of three percent (3%) or less of any publicly-held entity), or participate in or facilitate the financing, operation, management or control of, any firm, partnership, corporation, entity or business that engages or participates in a Competing Business Activity; or (ii) interfere with the business of Purchaser or approach, contact or solicit patients, employees, contractors, physicians, shareholders or other affiliates of the Clinics or New Clinics, or employees or contractors of the Purchaser, in connection with a Competing Business Activity. For purposes of this Agreement, “Competing Business Activity” shall mean any business or activity involving or relating to providing physician management and administrative services to clinics or practices which are engaged in the same or substantially similar lines of business as any of the Clinics or New Clinics within the State of New York.

(b) Beginning on the Effective Date and ending eighteen (18) months after the date of termination or expiration of the Consulting Agreements (the “Non-Solicitation Period”), Obligor shall not, directly or indirectly, without the prior written consent of Purchaser, solicit, encourage or take any other action which is intended to induce or encourage, or has the effect of inducing or encouraging, any employee of the Purchaser, the Clinics, the New Clinics, or any subsidiary or affiliate of the foregoing, to (i) terminate his or her employment with the Purchaser, the Clinics, the New Clinics, or any subsidiary or affiliate thereof, or (ii) engage in any action in which Obligor would, under the provisions of Section 1(a) hereof, be prohibited from engaging.

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(c) The covenants contained in Section 1(a) hereof shall be construed as a series of separate covenants, one for each seven (7) mile radius comprising the Restricted Area. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in Section 1(a) hereof. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section 1 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

(d) Obligor acknowledges that (i) the goodwill associated with the existing business, customers and assets of the Sellers and Clinics prior to the Acquisition, including but not limited to the Turnkey License and Management Agreements by and among Grand Central, United, Park Slope, and the respective Clinics, is an integral component of the value of the Acquired Assets to Purchaser, and (ii) Obligor’s agreement as set forth herein is necessary to preserve the value of the Acquired Assets following the Acquisition. Obligor also acknowledges that the limitations of time, geography and scope of activity agreed to in this Agreement are reasonable because, among other things: (A) the Sellers and Purchaser are engaged in a highly competitive industry, (B) Obligor has unique access to, and will continue to have access to, the trade secrets and know-how of the Sellers and Purchaser, including, without limitation, the plans and strategy (and, in particular, the competitive strategy) of the Purchaser, (C) Obligor is receiving significant consideration in connection with the Acquisition, (D) in the event of the termination of the Consulting Agreements between the Purchaser and Sellers (of which Obligor is an employee and beneficial owner), Obligor would be able to obtain suitable and satisfactory employment or engagement without violation of this Agreement.

(e) Obligor’s obligations under this Agreement shall remain in effect for a period of eighteen (18) months if the Consulting Agreements between the Purchaser and Sellers are terminated for any reason. Notwithstanding the foregoing or anything to the contrary contained herein, this Agreement shall terminate and be of no further force or effect ten (10) days after Stuart Blumberg provides written notice to the Company that an Event of Default has occurred under the Promissory Note between Stuart Blumberg, as Payee, and the Company, as Maker, dated of even date herewith.

2. Miscellaneous.

(a) Governing Law; Consent to Personal Jurisdiction. This Agreement shall be governed by the laws of the State of New York without reference to rules of conflicts of law. Obligor hereby consents to the personal jurisdiction of the state and federal courts located in Nassau County, New York for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

(b) Severability. If any portion of this Agreement is held by a court of competent jurisdiction to conflict with any federal, state or local law, or to be otherwise invalid or unenforceable, such portion of this Agreement shall be of no force or effect and this Agreement shall otherwise remain in full force and effect and be construed as if such portion had not been included in this Agreement.

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(c) No Assignment. Because the nature of the Agreement is specific to the actions of Obligor, Obligor may not assign this Agreement. This Agreement shall inure to the benefit of Purchaser and its successors and assigns.

(d) Notices.  All notices, consents and other communications hereunder shall be in writing and shall be deemed to have been given when delivered personally, on the next business day when sent overnight by Federal Express or other nationally recognized overnight courier service, or five (5) days after being mailed if mailed by first-class, registered or certified mail, postage prepaid, addressed (a) if to Obligor, at 229 Seventh St., Suite 303, Garden City, New York 11530, Attention: Stuart Blumberg; or at such other address or addresses as Obligor shall have furnished to the Purchaser in writing, or (b) if to the Purchaser, at 4270 Promenade Way, Marina Del Ray, California 90292, or at such other address as the Purchaser shall have furnished to Obligor in writing. A copy of all notices sent to Purchaser shall also be sent to Attn: Kevin Leung, Richardson & Patel LLP, 10900 Wilshire Boulevard, Suite 500, Los Angeles, California 90024, Facsimile (310) 208-1154. A copy of all notices sent to Obligor shall also be sent to Attn: Greg E. Bloom, Esq., Garfunkel, Wild & Travis, P.C., 111 Great Neck Road, Suite 503, Great Neck, New York 11021.

(e) Entire Agreement. This Agreement contains the entire agreement and understanding of the parties and supersedes all prior discussions, agreements and understandings relating to the subject matter hereof. This Agreement may not be changed or modified, except by an agreement in writing executed by Purchaser and Obligor.

(f) Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, shall not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

(g) Headings. All captions and section headings used in this Agreement are for convenience only and do not form a part of this Agreement.

(h) Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

(i) Termination. This Agreement shall automatically terminate and be of no force and effect eighteen (18) months after the termination or expiration of each of the Consulting Agreements between the Purchaser and the Sellers.

[Remainder of Page Left Blank Intentionally]

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IN WITNESS WHEREOF, the Parties have executed this Non-Competition Agreement as of the date first written above.

BASIC CARE NETWORKS, INC.

By: ____________________________
Robert Goldsamt
Chief Executive Officer

OBLIGOR:

______________________________
Stuart Blumberg

Address:

Fax: ( )______________________

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PROMISSORY NOTE

$______________        ________, 2007

BASIC CARE NETWORKS, INC. (the “Maker”), for value received, hereby promises to pay to the order of STUART BLUMBERG (the “Payee”), at 229 Seventh St., Suite 303, Garden City, New York 11530, the principal sum of __________________________________________ ($_________________).

This Note is issued in connection with the payment of a portion of the Purchase Price for limited liability company membership interests acquired pursuant to Section 2.1(c) of that certain Membership Interest Purchase Agreement dated November __, 2005 by and between the Health Plus Management Services, L.L.C., Payee and the Maker (“Purchase Agreement”). All capitalized terms used herein and not defined shall have the same respective meanings assigned to such terms in the Purchase Agreement.

Interest on unpaid principal under this Note shall accrue at the simple rate of six percent (6%) per annum from and after the date of issuance, except in the case of an Event of Default as set forth below. This Note shall be paid in two installments: (i) any and all accrued interest under this Note shall be due and payable six (6) months after the date of issuance of this Note; and (ii) the entire unpaid principal amount plus the remainder of unpaid accrued interest under this Note shall be due and payable on the date that is eleven (11) months following the date of issuance of this Note, but in no event later than June 30, 2007.

All payments shall be made in lawful money of the United States of America. This Note may be prepaid in full at any time, or in part from time to time, without penalty or premium, but with interest accrued on all outstanding principal to the date of such payment. All payments on this Note shall be applied first to accrued but unpaid interest and then to the outstanding principal balance hereof.

If any installment of this Note becomes due and payable on a Saturday, Sunday, or public or other banking holiday under the laws of the State of New York, the maturity thereof shall be extended to the next succeeding business day, and interest shall be payable thereon at the rate herein specified during such extension.

Except as otherwise provided herein, the Maker waives presentment, demand, demand for payment, protest, notice of dishonor or notice of any kind in connection with this Note.

The occurrence of any one or more of the following shall constitute an event of default under this Note (an “Event of Default”):

1. The Maker shall fail to make any payment hereunder when due and such failure shall continue for a period of ten (10) business days following its due date;

2. The Maker shall cease doing business as a going concern, make an assignment for the benefit of creditors, admit in writing its inability to pay its debts as they become due, file a petition commencing a voluntary case under any chapter of Title 11 of the United States Code (the “Bankruptcy Code”), be adjudicated an insolvent, file a petition seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar arrangement under any present or future statute, law, rule or regulation or file an answer admitting the material allegations of a petition filed against it in any such proceeding, consent to the filing of such a petition or acquiesce in the appointment of a trustee, receiver or liquidator of it or of all or any part of its assets or properties, or take any action looking to its dissolution or liquidation; or

3. An order for relief against the Maker shall have been entered under any chapter of the Bankruptcy Code or a decree or order by a court having jurisdiction in the premises shall have been entered approving as properly filed a petition seeking reorganization, arrangement, readjustment, liquidation, dissolution or similar relief against the Maker under any present or future statute, law, rule or regulation, or any trustee, receiver or liquidator of the Maker or of all or any part of its assets and properties shall be appointed; or if there is commenced against the Maker any proceeding seeking any such relief or the appointment of any such trustee, receiver or liquidator which remains undismissed for a period of sixty (60) days.

Upon the occurrence of an Event of Default, at the option of the Payee, this Note shall become immediately due and payable together with all accrued and unpaid interest hereunder up through the date of payment, upon the giving of notice by the Payee. Upon the occurrence of an Event of Default, the interest accruing under this Note shall accrue at a rate per annum equal to the higher of: (i) twelve percent (12%), (ii) four hundred basis points above the “prime rate” on the date (or the next business day if a bank holiday or non-business day) of the Event of Default, as published in the Wall Street Journal (the “Default Rate of Interest”), provided, however, that should such Default Rate of Interest be deemed to be illegal or otherwise prohibited, the Default Rate of Interest shall be the highest rate allowed by law.

In the case of an occurrence of an Event of Default that has not been cured within the applicable cure period, the Maker shall pay to the Payee all reasonable costs and expenses (including reasonable attorneys’ fees) incurred in connection with the enforcement and collection of this Note; provided that such costs and expenses of the Payee are actually incurred by Payee and documented in writing (or as otherwise deemed appropriate by the parties).

No delay on the part of the Payee in exercising any of its options, powers or rights, or partial or single exercise thereof, shall constitute a waiver thereof. No waiver of any of its rights hereunder shall be deemed to be made by the Payee unless the same shall be in writing, duly signed on behalf of the Payee, and each such waiver, if any, shall apply only with respect to the specific instance involved, and shall in no way impair the rights of the Payee or the obligations of the Maker to the Payee in any other respect at any other time. This Note may be modified or amended only in a writing duly executed by Payee and Maker.

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This Note shall be binding upon the Maker and the Payee and their respective successors and permitted assigns. This Note may not be assigned by Maker without the prior written consent of the Payee. Payee shall give the Maker written notice of any assignment of this Note by Payee hereunder, but such assignment by Payee shall not require the prior consent of Maker.

This Note shall be governed and construed in accordance with the laws of the State of New York without reference to the conflict of laws provisions thereof.

The courts of record of New York State or of the United States District Courts for the Southern and Eastern Districts of New York shall have exclusive jurisdiction with respect to any legal action or proceeding relating to or arising under this Note.

BASIC CARE NETWORKS, INC.

By: ________________________ Name: Robert Goldsamt Title: Chief Executive Officer

FIRST AMENDMENT TO
MEMBERSHIP INTEREST PURCHASE AGREEMENT
OF
HEALTH PLUS MANAGEMENT SERVICES, L.L.C.,
and
STUART BLUMBERG

THIS FIRST AMENDMENT (“Amendment”) dated as of February 10, 2006, by and among BASIC CARE NETWORKS, INC., a Delaware corporation (the “Purchaser”), HEALTH PLUS MANAGEMENT SERVICES, LLC, a New York limited liability company (the “Company”), and STUART BLUMBERG (“Blumberg” or the “Principal”), is an amendment to that certain Membership Interest Purchase Agreement dated November 18, 2005 by and among the Buyer and Seller (the “Agreement”).

The parties mutually agree that Section 5.10 of the Agreement is hereby amended and restated to read in its entirety as follows:

“5.10  Registration Statement Effective. The Registration Statement (as defined in Section 7.6, below) shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC (as defined in Section 7.6, below); provided, however, that in the event the Registration Statement (i) has not been filed on or before March 15, 2006, or (ii) has not become effective on or before May 15, 2006, the Principal shall have the right, in its sole discretion, to terminate this Agreement without cost or penalty.”

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment, on the day and year first above written.

PURCHASER:	BASIC CARE NETWORKS, INC.

By: /s/ Robert Goldsamt
Name: Robert Goldsamt Title: Chief Executive Officer
PRINCIPAL:
By: /s/ Stuart Blumberg
Stuart Blumberg

COMPANY:	HEALTH PLUS MANAGEMENT SERVICES, L.L.C.

By: /s/ Stuart Blumberg
Name: Stuart Blumberg Title: